                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

 Filed by the Registrant  [X]
 Filed by a Party other than the Registrant  [ ]
 Check the appropriate box:
  [ ] Preliminary Proxy Statement
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.142-12

                              W. R. GRACE & CO.
-----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              W. R. GRACE & CO.
-----------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

 Payment of Filing Fee (Check the appropriate box):
 [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3)
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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     4) Proposed maximum aggregate value of transaction:

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  * Set forth the amount on which the filing fee is calculated and state how it was determined.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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



    GRACE LOGO

                           NOTICE OF ANNUAL MEETING

   The Annual Meeting of Shareholders of W. R. Grace & Co. will be held at the Boca Raton Marriott-Boca Center, 5150 Town Center Circle, Boca Raton, Florida, at 10:00 a.m. on Friday, May 9, 1997. At the Annual Meeting, shareholders will vote on the following matters:

   (1) the election of four directors for a term expiring in 2000;

   (2) the selection of Price Waterhouse LLP as independent certified public accountants of the Company and its consolidated subsidiaries for 1997;

   (3) the approval of the Company's 1996 Stock Incentive Plan;

   (4) the approval of the Company's Long-Term Incentive Program;

   (5) the approval of the Company's Annual Incentive Compensation Program;

   (6) the approval of the Company's 1997 Stock Plan for Nonemployee Directors; and

   (7) any other business that properly comes before the Annual Meeting.

   The Board of Directors has fixed the close of business on March 11, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.



                                               /s/ Robert B. Lamm

                                               ROBERT B. LAMM
                                                 Secretary

April 7, 1997

                                   CONTENTS

 Election of Directors .............................................     1
  Board Committees and Meetings ....................................     1
  Nominees .........................................................     3
  Directors Continuing in Office ...................................     4
  Compensation .....................................................     7
   Summary Compensation Table ......................................     7
   Stock Options ...................................................     9
   LTIP.............................................................    10
   Pension Arrangements.............................................    11
   Employment Agreements............................................    13
   Severance Agreements.............................................    14
   Executive Salary Protection Plan.................................    14
   Resignations of Executive Officers...............................    15
   Directors' Compensation and Consulting Arrangements..............    15
   Compensation Committee Interlocks and Insider Participation .....    17
   Performance Comparison...........................................    17
   Report of the Compensation Committee on Executive Compensation ..    18
 Relationships and Transactions with Management and Others  ........    23
  Commercial Transactions...........................................    23
  Loans to Officers.................................................    23
  Legal Proceedings; Indemnification................................    23
Security Ownership of Management and Others ........................    25
 Management Security Ownership .....................................    25
 Other Security Ownership ..........................................    25
 Ownership and Transactions Reports ................................    25
Selection of Independent Certified Public Accountants  .............    26
Approval of 1996 Stock Incentive Plan ..............................    26
 Stock Options......................................................    26
 Stock Awards.......................................................    27
 Limitations .......................................................    27
 Change in Control Provisions.......................................    27
 Tax Treatment of Stock Incentives..................................    27
 Accounting Treatment of Stock Incentives...........................    28
 General............................................................    28
Approval of Long-Term Incentive Program ............................    29
 1995-1997 and 1996-1998 Performance Periods .......................    29
  1995-1997 Performance Period .....................................    30
  1996-1998 Performance Period .....................................    31
 Proposed Amendments ...............................................    31
 Tax Treatment of Performance Units.................................    32
 Accounting Treatment of Performance Units .........................    32
 General............................................................    32
Approval of Annual Incentive Compensation Program ..................    33
 Tax Treatment of Awards ...........................................    34
 Accounting Treatment of Awards ....................................    34
 General............................................................    34
Approval of 1997 Stock Plan for Nonemployee Directors   ............    34
 Limitations .......................................................    35
 Tax Treatment of Directors' Compensation ..........................    35
 Accounting Treatment of Directors' Compensation ...................    35
 General............................................................    35
Other Matters ......................................................    36
 Other Business ....................................................    36
 Proxy and Voting Procedures .......................................    36
 Votes Required ....................................................    36
 Solicitation Procedures............................................    37
 Proposals for 1998 Annual Meeting..................................    37
Exhibit A--1996 Stock Incentive Plan
Exhibit B--1997 Stock Plan for Nonemployee Directors


                               PROXY STATEMENT

   The Annual Meeting of Shareholders of W. R. Grace & Co. will be held on May 9, 1997. The Company is furnishing this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting and any adjournments. The Company's mailing address is One Town Center Road, Boca Raton, Florida 33486-1010. This Proxy Statement and the enclosed proxy are first being sent to shareholders on April 7, 1997.

   Only shareholders of record at the close of business on March 11, 1997 are entitled to vote at the Annual Meeting and any adjournments. At that record date, 74,101,870 shares of the Company's Common Stock were outstanding. The Common Stock is the Company's only class of voting securities. See "Other Matters" for additional information concerning the voting of proxies.

   As used in this Proxy Statement, the term "Company" refers to W. R. Grace & Co., a Delaware corporation, or to subsidiaries or predecessors of W. R. Grace & Co., and the term "Common Stock" refers to the Company's Common Stock.

                            ELECTION OF DIRECTORS

   The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes, each to serve for a three-year term. The term of the Class II Directors expires at the 1997 Annual Meeting; accordingly, the shareholders will vote on the election of four Class II Directors to serve for a term expiring in 2000. The names and biographies of the nominees are set forth on pages 3 and 4, and the names and biographies of the directors continuing in office are set forth on pages 4 to 6.

   The Board of Directors has designated the nominees (on the recommendation of the Nominating Committee), and it is anticipated that all nominees will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Company (except where a proxy withholds authority with respect to the election of directors).

BOARD COMMITTEES AND MEETINGS

   To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Board of Directors has established the committees described below. None of the members of these committees is an executive or former executive of the Company (other than Mr. Holmes, who served as acting president and chief executive officer of the Company for a two-month period in 1995) or serves as a consultant to the Company (other than Ms. Kamsky, a member of the Committee on Corporate Responsibility, whose consulting agreement expires in May 1997; see "Compensation -- Directors' Compensation and Consulting Arrangements").

   The Audit Committee is responsible for reviewing the financial information the Company provides to shareholders and others, the Company's internal controls, and its auditing, accounting and financial reporting processes generally. The Committee's specific responsibilities include (1) recommending to the Board the selection of independent certified public accountants to audit the annual financial statements of the Company and its consolidated subsidiaries, (2) reviewing the annual financial statements and (3) meeting with the Company's senior financial officers, internal auditors and independent certified public accountants to review the scope and results of the audit and other matters regarding the Company's accounting, financial reporting and internal control systems. The current members of the Committee are Messrs. Brown, Cheng, Eckmann (Chair) and Vanderslice and Drs. Fox and Frick. The Committee met four times during 1996.

   The Compensation, Employee Benefits and Stock Incentive Committee ("Compensation Committee") makes recommendations to the Board with respect to the salary and annual and long-term incentive compensation of certain officers and other high-level employees, as well as the Company's benefit plans, programs and arrangements generally. The Compensation Committee also administers the Company's stock incentive plans, determining the recipients and terms of stock incentives. The current members of the Compensation Committee are Messrs. Akers, Eckmann, Holmes (Chair), Murphy, Phipps and Vanderslice. In 1996, the Compensation Committee met nine times.

   The Nominating Committee recommends to the Board candidates for nomination as directors of the Company. The current members of the Committee are Messrs. Akers, Holmes and Phipps (Chair) and Drs. Fox and Frick. The Committee met three times in 1996. The Committee will consider candidates recommended by shareholders; recommendations should be sent to the Chair of the Nominating Committee, c/o Robert B. Lamm, Secretary, W. R. Grace & Co., One Town Center Road, Boca Raton, Florida 33486-1010.

   The Company's employment policy prohibits discrimination and encourages diversity. Consistent with this policy, the Board (including the Nominating Committee) recognizes that its composition should reflect the global nature of the Company's operations and the diversity of its workforce. The Board also believes that diversity makes good business sense. At the same time, however, the Board believes that the critical factor in selecting a director should be a candidate's qualifications and abilities, without regard to race, religion, gender or other status. The Board believes that it made progress toward achieving diversity in 1996 and early 1997; however, it believes that diversity must continue to be encouraged at all levels to assure that the Company provides a truly diverse workplace and to enhance its ability to attract, retain and motivate a diverse group of employees and Board members. Consequently, the Board intends to achieve greater diversity as vacancies and other opportunities occur.

   The Committee on Corporate Responsibility advises management on the Company's role in the public sector and its responsibility with respect to matters of public policy. The Committee met twice in 1996. Its members are Messrs. Brown, Cheng, Eckmann and Murphy, Dr. Frick (Chair) and Ms. Kamsky.

   The Board of Directors held 10 meetings in 1996. Each current director attended 75% or more of the 1996 meetings of the Board and the Board committees on which he or she served in 1996, other than Ms. Kamsky and Mr. Phipps.

NOMINEES

       NOMINEES FOR ELECTION AS CLASS II DIRECTORS -- TERM EXPIRING IN 2000

PHOTO                 JOHN F. AKERS
                      Director since January 1997
                      Age: 62
                      Mr. Akers served as chairman of the board and chief executive officer of International Business Machines Corporation from 1985 until his retirement in 1993, completing a 33-year career with IBM. He is a director of Hallmark Cards, Inc., Lehman Brothers Holdings, Inc., The New York Times Company, PepsiCo, Inc. and Springs Industries, Inc. He also serves on the U.S. advisory board of Zurich Insurance Company and on the advisory board of Directorship. A graduate of Yale University with a B.S. in industrial administration, Mr. Akers formerly served on the boards of trustees of the California Institute of Technology and the Metropolitan Museum of Art, as chairman of the board of governors of United Way of America, and as a member of President Bush's Education Policy Advisory Committee.

PHOTO                 CHRISTOPHER CHENG
                      Director since March 1997
                      Age: 48
                      Mr. Cheng is chairman and managing director of the Wing Tai Group of Companies, a garment manufacturer based in Hong Kong; he also serves as chairman of USI Holdings Ltd., a diverse holding company listed on the Hong Kong Stock Exchange with interests in garment manufacturing, property development, hospitality and telecommunications. Mr. Cheng received a bachelor's degree in business administration from the University of Notre Dame and an M.B.A. from Columbia University. He is a director of The New World Infrastructure Limited (a company listed on the Hong Kong Stock Exchange) and of The Gieves Group PLC (listed on the London Stock Exchange), and he is active in numerous civic and educational organizations, including the Hong Kong Trade Development Council, the Hong Kong University of Science and Technology, and the Council for International Affairs of Notre Dame. He is also an Officer of the Order of the British Empire.

PHOTO                 VIRGINIA A. KAMSKY
                      Director since 1990
                      Age: 43
                      Ms. Kamsky is the founder, chairman and co-chief executive officer of Kamsky Associates Inc., an advisory, consultancy and investment firm specializing in The People's Republic of China. She graduated from Princeton University with an honors degree in East Asian studies (with a concentration in Chinese and Japanese language studies) and served as a lending officer with The Chase Manhattan Bank in Tokyo, Beijing and New York City before forming Kamsky Associates in 1980. Ms. Kamsky is a member of the Council on Foreign Relations, a founding director of the Council's Hong Kong Committee, and a trustee of Princeton-in-Asia. She previously served on Princeton's Board of Trustees, including its Executive and Investment Committees. She is also a director of the National Committee on United States-China Relations and a member of the advisory committee of Americares.

                   JOHN E. PHIPPS
                   Director since 1975
                   Age: 64
                   Mr. Phipps is a private investor. He is a general partner of Phipps Ventures and a director of The Bessemer Group, Bessemer Securities Corporation, Bessemer Trust Company, Bessemer Trust Company of Florida and Bessemer Trust Company, N.A.

DIRECTORS CONTINUING IN OFFICE

                    CLASS III DIRECTORS--TERM EXPIRING IN 1998

PHOTO                 HAROLD A. ECKMANN
                      Director since 1976
                      Age: 75
                      Mr. Eckmann retired in 1985 as chairman and chief executive officer of Atlantic Mutual Insurance Company and Centennial Insurance Company--The Atlantic Companies. He was educated at the United States Merchant Marine Academy and the University of California. Mr. Eckmann joined The Atlantic Companies in 1949 and became president in 1970 and chairman and chief executive officer in 1976.

PHOTO                 JAMES W. FRICK
                      Director since 1984
                      Age: 72
                      Dr. Frick is president of James W. Frick Associates, a consulting firm to private colleges and universities. He is also vice president emeritus of the University of Notre Dame, having served the University in various capacities from 1951 to 1987, including as a member of its board of trustees. Dr. Frick holds three degrees from Notre Dame. He is president emeritus of the Community Foundation of St. Joseph County, Indiana, a former director of Society Bank of South Bend and Society National Bank, Indiana, and a former member of the board of trustees of Converse College. He also served as a member of the board of the Department of Financial Institutions of the State of Indiana.

PHOTO                 THOMAS A. HOLMES
                      Director since 1989
                      Age: 73
                      Mr. Holmes served as acting president and chief executive officer of the Company from March to May 1995. He was chairman, president and chief executive officer of Ingersoll-Rand Company until his retirement in 1988, having spent his entire business career with Ingersoll-Rand. He is a graduate of the University of Missouri--Rolla. Mr. Holmes is a director of Newmont Gold Co. and Newmont Mining Corp.

PHOTO                 JOHN J. MURPHY
                      Director since March 1997
                      Age: 65
                      Mr. Murphy retired in 1996 as chairman of the board of Dresser Industries, Inc., a supplier of products and technical services to the energy industry. He joined Dresser as an engineer in 1952 and spent his entire career with Dresser, serving as its chief executive officer from 1983 to 1995. Mr. Murphy is a director of CARBO Ceramics, Inc., Kerr-McGee Corporation, NationsBank Corporation and PepsiCo, Inc.; a former trustee of Southern Methodist University and St. Bonaventure University; a former member of the board of the U.S.-Russia Business Council; and a member of The Business Council. He received a bachelor's degree in mechanical engineering from Rochester Institute of Technology, a masters of business administration from Southern Methodist University and an honorary doctorate of commercial science from St. Bonaventure University.

                     CLASS I DIRECTORS--TERM EXPIRING IN 1999

PHOTO                 HANK BROWN
                      Director since March 1997
                      Age: 57
                      Mr. Brown is the Director of the Center for Public Policy at the University of Denver, having served as a United States Congressman from 1981 until 1991 and as a United States Senator from 1991 until January 1997. A 1961 graduate of the University of Colorado, he served in the United States Navy from 1962 until 1966, and he subsequently received a law degree from the University of Colorado and a master of laws from George Washington University; he is also a certified public accountant. From 1969 to 1980, Mr. Brown held a number of professional and executive positions with Monfort of Colorado, Inc., a meat processing and livestock feeding company.

PHOTO                 ALBERT J. COSTELLO
                      Director since 1995
                      Age: 61
                      Mr. Costello is the Company's chairman, president and chief executive officer, positions he has held since May 1995. Before joining the Company, he served as chairman of the board and chief executive officer of American Cyanamid Company from April 1993 to December 1994. Mr. Costello received a B.S. in chemistry from Fordham University and an M.S. in chemistry from New York University. He joined American Cyanamid in 1957 as a chemist and held various research, marketing and management positions in the United States, Mexico and Spain. In 1982, he was named group vice president in charge of American Cyanamid's global agricultural business; in 1983 he became an executive vice president with responsibility for global agricultural and chemical products businesses; and from 1991 through March 1993 he was American Cyanamid's president. Mr. Costello is a director of Becton, Dickinson and Company, FMC Corporation and the Chemical Manufacturers Association; a trustee of Fordham and the American Enterprise Institute for Public Policy Research; and a member of the Business Roundtable.

PHOTO                 MARYE ANNE FOX
                      Director since January 1996
                      Age: 49
                      Dr. Fox is vice president for research, and the Waggoner Regents chair in chemistry, of the University of Texas, positions she has held since 1994 and 1992, respectively; she has been on the faculty of the University since 1976. Dr. Fox received a B.S. in chemistry from Notre Dame College, an M.S. in organic chemistry from Cleveland State University and a Ph.D. in organic chemistry from Dartmouth College; she also holds an honorary doctoral degree from Notre Dame. Dr. Fox has served as vice chair of the National Science Board and has received numerous honors and awards from a wide variety of educational and professional organizations. She currently serves on the Texas Science and Technology Council; she has also served on several editorial boards and has authored approximately 300 publications, including three books and more than 20 book chapters.

PHOTO                 THOMAS A. VANDERSLICE
                      Director since March 1996
                      Age: 65
                      Mr. Vanderslice began his career with General Electric Company, where he spent 23 years in various technical, management and executive positions, including executive vice president and sector executive of General Electric's power systems business. He subsequently served as president and chief operating officer of GTE Corporation, as chairman and chief executive officer of Apollo Computer, and, from 1989 to June 1995, as chairman and chief executive officer of M/A-COM, Inc., a designer and manufacturer of radio frequency and microwave components, devices and subsystems for commercial and defense applications. Mr. Vanderslice received a B.S. in chemistry and philosophy from Boston College and a Ph.D. in chemistry and physics from Catholic University; he holds several patents and has written numerous technical articles. He is a director of Texaco Inc., a trustee of Boston College, and chairman of the Massachusetts High Technology Council. He is also a member of the National Academy of Engineering, the American Chemical Society and the American Institute of Physics.

   See "Compensation," "Relationships and Transactions with Management and Others" and "Security Ownership of Management and Others" for additional information.

COMPENSATION

   Summary Compensation Table. The following Summary Compensation Table contains information concerning the compensation of (1) Mr. Costello, the Company's chief executive officer since May 1, 1995; (2) the other four most highly compensated executive officers of the Company who were serving as such at year-end 1996; and (3) Constantine L. Hampers and Donald H. Kohnken, who resigned as executive officers on June 14, 1996 and September 30, 1996, respectively, and whose compensation would have been reportable under clause
(2) but for the fact that they were not executive officers of the Company at year-end 1996. Certain information has been omitted from the Summary Compensation Table because it is not applicable or because it is not required under the rules of the Securities and Exchange Commission ("SEC").

                                           ANNUAL COMPENSATION
                                  ------------------------------------

                                                             OTHER
NAME AND PRINCIPAL                                           ANNUAL
  POSITION                YEAR      SALARY      BONUS     COMPENSATION
---------------------  ---------  ---------  ---------  --------------
A. J. Costello            1996     $900,000   $582,075      $ 12,872
 Chairman, President      1995(e)   600,000    900,000       106,599
 and Chief Executive
 Officer
R. H. Beber               1996      297,475    165,000        12,788
 Executive Vice           1995      282,713    200,000         5,456
 President and            1994      266,000    220,000           246
 General Counsel
L. Ellberger              1996      283,083    150,000        57,219
 Senior Vice President    1995(e)   173,162    125,000        28,977
 and Chief Financial
 Officer
J. R. Hyde                1996      272,600    130,000         5,194
 Senior Vice President    1995      248,650    230,000         2,235
                          1994      206,667    240,000           731
F. Lempereur              1996      294,300    100,000        22,592
 Senior Vice President    1995      290,725    100,000         3,323
                          1994      281,167     95,000            93
C. L. Hampers             1996      875,270    422,755       316,157(f)
 Executive Vice           1995      821,068    720,000       210,915
 President                1994      786,250                   85,425
D. H. Kohnken             1996      295,425    148,000        66,496
 Executive Vice           1995      371,725    394,000         9,576
 President                1994      357,000    410,000            86

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                 LONG-TERM COMPENSATION
                       -----------------------------------------
                                   AWARDS               PAYOUTS
                       -----------------------------  ----------
                                       NO. OF SHARES                    ALL
                         RESTRICTED     UNDERLYING                     OTHER
NAME AND PRINCIPAL         STOCK          OPTIONS         LTIP      COMPENSATION
  POSITION                AWARD(a)      GRANTED(b)     PAYOUTS(c)       (d)
---------------------  ------------  ---------------  ----------  --------------
A. J. Costello                             77,625      $  799,116     $ 27,250
 Chairman, President                      465,750
 and Chief Executive
 Officer
R. H. Beber                                16,767         927,518       33,380
 Executive Vice                            37,260          99,589       49,695
 President and                             37,260                       28,099
 General Counsel
L. Ellberger                               12,576         178,369       38,102
 Senior Vice President    $92,438         111,780                        2,094
 and Chief Financial
 Officer
J. R. Hyde                                 16,767         670,596       25,374
 Senior Vice President                     37,260          27,534       29,724
                                           37,260                       20,538
F. Lempereur                               12,576         630,492       26,689
 Senior Vice President                     37,260          42,666       27,758
                                           37,260                       23,284
C. L. Hampers                                           2,425,992       91,790
 Executive Vice                           108,675                      105,564
 President                                108,675                       89,278
D. H. Kohnken                                           1,783,688      523,842
 Executive Vice                            93,150         153,716       55,657
 President                                 77,625                       36,200

                                          (Footnotes appear on following page)

------------
(a) Other than the award to Mr. Ellberger, no restricted stock awards were made during the 1994-1996 period. The dollar value of Mr. Ellberger's 1,500 restricted shares shown in the table has not been adjusted to give effect to the September 1996 separation of the Company's health care business. At December 31, 1996, the dollar value of these restricted shares was $77,625, excluding the value of additional securities received by Mr. Ellberger in respect of these restricted shares in the September 1996 transaction (see note (d) below). The restrictions on these shares are to terminate on May 14, 1998 (see "Employment Agreements") or earlier, in the event of Mr. Ellberger's death or disability or the termination of his employment without cause (including following a change of control), subject to the forfeiture of the shares in certain circumstances. Mr. Ellberger receives all dividends paid on, and has the right to vote, these restricted shares.
(b) The share amounts shown in this column reflect adjustments made in September 1996 in connection with the separation of the Company's health care business.
(c) The amounts in this column for 1996 represent awards earned under the Company's Long-Term Incentive Program ("LTIP") for the 1993-1995 Performance Period. The amounts in this column for 1995 represent the third and final installment of awards earned under the LTIP for the 1990-1992 Performance Period; Dr. Hampers did not participate in the LTIP for the 1990-1992 Performance Period. No payments were made under the LTIP in 1994.
(d) The amounts in this column for 1996 consist of the following: (1) the actuarially determined value of Company-paid premiums on "split-dollar" life insurance, as follows: Mr. Beber -- $18,456; Mr. Hyde -- $10,296; Mr. Lempereur -- $14,410; Dr. Hampers -- $52,849; and Mr. Kohnken -- $9,626; (2) life insurance premiums of $9,250 for Mr. Costello and $3,447 for Mr. Ellberger (who do not currently participate in the split-dollar life insurance program); (3) payments made to persons whose personal and/or Company contributions to the Company's Salaried Employees Savings and Investment Plan ("Savings Plan") would be subject to limitations under federal income tax law, as follows: Mr. Costello -- $13,500; Mr. Beber -- $10,424; Mr. Ellberger -- $521; Mr. Hyde --
       $10,578; Mr. Lempereur -- $7,779; Dr. Hampers -- $38,941; and Mr.
       Kohnken -- $16,183; (4) Company contributions to the Savings Plan of $4,500 for each of Messrs. Costello, Beber, Hyde, Lempereur and Kohnken and of $3,824 for Mr. Ellberger; (5) a severance payment of $493,533 made to Mr. Kohnken; and (6) $30,310 of additional securities issued to Mr. Ellberger by entities other than the Company in September 1996 in respect of the restricted shares awarded to him in 1995.
(e)    Messrs. Costello and Ellberger joined the Company in May 1995.
(f) This amount includes the value of personal benefits received by Dr. Hampers during 1996, including $57,750 attributable to his personal use of corporate aircraft and $26,769 attributable to his personal use of a chauffeur paid by the Company.

   Stock Options. The following table contains information concerning stock options granted in 1996, including the potential realizable value of each grant assuming that the market value of the Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. For example, the option granted to Mr. Costello in 1996 would produce the pretax gain of $6,365,009 shown in the table only if the market price of the Common Stock rises to $133.45 per share by the time the option is exercised; based on the number and market price of the shares outstanding at year-end 1996, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of nearly $6.5 billion for the Company's shareholders. The assumed rates of appreciation shown in the table have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects.

   Options become exercisable at the time or times determined by the Compensation Committee; the options shown below become exercisable in three approximately equal annual installments beginning one year after the date of grant or upon the earlier occurrence of a "change in control" of the Company (see "Employment Agreements" and "Severance Agreements"). All of the options shown below have purchase prices equal to the fair market value of the Common Stock at the date of grant.

                                              1996 GRANTS*
                         --------------------------------------------------
                           NO. OF    % OF TOTAL
                           SHARES     OPTIONS
                         UNDERLYING   GRANTED TO    PURCHASE
                           OPTIONS    EMPLOYEES      PRICE      EXPIRATION
NAME                       GRANTED      IN 1996     ($/SHARE)       DATE
----                     ----------  ------------  ------------  ----------
A. J. Costello .........     77,625         7.7%       51.4493       3/5/06
R. H. Beber ............     16,767         1.7        51.4493       3/5/06
L. Ellberger ...........     12,576         1.2        51.4493       3/5/06
J. R. Hyde .............     16,767         1.7        51.4493       3/5/06
F. Lempereur ...........     12,576         1.2        51.4493       3/5/06
C. L. Hampers ..........       -0-           --           --           --
D. H. Kohnken ..........       -0-           --           --           --
All Shareholders .......       --            --           --           --
Named Executive
 Officers' Percentage
 of Realizable Value
 Gained by All                                                         --
 Shareholders...........       --           --            --

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                           POTENTIAL REALIZABLE VALUE AT
                           ASSUMED ANNUAL RATES OF STOCK
                         PRICE APPRECIATION FOR OPTION TERM
                         -----------------------------------
NAME                             5%            10%
--------------------------   ----------    -----------
A. J. Costello                $2,511,650       $6,365,009
R. H. Beber                      542,516        1,374,842
L. Ellberger ...........         406,912        1,031,193
J. R. Hyde .............         542,516        1,374,842
F. Lempereur ...........         406,912        1,031,193
C. L. Hampers ..........         --               --
D. H. Kohnken ..........         --               --
All Shareholders .......   2,554,571,529    6,473,787,377
Named Executive
 Officers' Percentage
 of Realizable Value
 Gained by All
 Shareholders...........             0.2%             0.2%

------------
* The number of shares covered by each option and the purchase price of each option reflect adjustments made in connection with the September 1996 separation of the Company's health care business.

   The following table contains information concerning stock options exercised in 1996, including the "value realized" upon exercise (the difference between the total purchase price of the options exercised and the market value, at the date of exercise, of the shares acquired), and the value of unexercised "in-the-money" options held at December 31, 1996 (the difference between the aggregate purchase price of all such options held and the market value of the shares covered by such options at December 31, 1996).

                         OPTION EXERCISES IN 1996 AND OPTION VALUES AT 12/31/96*
                   ------------------------------------------------------------------------------------
                                                     NUMBER OF            VALUE OF
                                                 SHARES UNDERLYING      UNEXERCISED
                                                    UNEXERCISED         IN-THE-MONEY
                                                    OPTIONS AT           OPTIONS AT
                   NO. OF SHARES                     12/31/96             12/31/96
                     ACQUIRED        VALUE        EXERCISABLE/         EXERCISABLE/
NAME               ON EXERCISE     REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
----             ---------------  ------------  -----------------     ---------------
A. J. Costello          -0-            -0-        155,250/388,125   $2,796,690/5,616,720
R. H. Beber  ...        -0-            -0-         252,749/16,767        7,091,485/5,042
L. Ellberger  ..        -0-            -0-          62,100/62,256        741,176/596,723
J. R. Hyde .....        3,105      $    97,437     178,538/16,767        4,817,959/5,042
F. Lempereur  ..        -0-            -0-         169,223/12,576        4,338,281/3,782
C. L. Hampers  .      450,226       10,199,375          0/0                  0/0
D. H. Kohnken  .       45,375        1,869,507          458,411/0           11,872,282/0

------------
* The number of shares covered by each option and the purchase price of each option reflect adjustments made in connection with the September 1996 separation of the Company's health care business.

   LTIP. Under the LTIP as in effect during 1996, executive officers and other senior managers could be granted contingent "Performance Units" under which awards could be earned based on (1) value contribution performance (based on cash flow attributable to net operating profit after taxes of the product line or the Company, less a charge based on average annual gross assets), and/or (2) shareholder value performance (measured by appreciation in the price of the Common Stock and dividends paid) as compared to that of the companies in the Standard & Poor's Industrials Index, during a three-year "Performance Period." A new three-year Performance Period commences each year, and contingent Performance Units are granted for each such Performance Period (however, the terms of such contingent Performance Units granted subsequent to 1996 differ from those granted in 1996 and prior years, as discussed under "Approval of Long-Term Incentive Program"). Performance Units granted in 1996 to employees of product lines were weighted 67% on the value contribution performance of their respective product lines or other units, and 33% on shareholder value performance, during the Performance Period; Performance Units granted to corporate employees were weighted 50% on the basis of the Company's value contribution performance and 50% on the basis of shareholder value performance during the Performance Period. The number of Performance Units earned under the LTIP may be decreased by up to 20%, at the discretion of the Compensation Committee, based upon individual performance.

   Amounts, if any, earned under Performance Units are paid following the end of each Performance Period. In keeping with the Company's compensation philosophy of uniting executive interests with those of the shareholders (see "Report of the Compensation Committee on Executive Compensation--Stock Ownership Guidelines"), up to 100% of any such payments may be made in shares of Common Stock issued under the Company's 1996 Stock Incentive Plan (see "Approval of 1996 Stock Incentive Plan"); however, the Compensation Committee has authority to reduce the portion of earned Performance Units payable in Common Stock or to pay such Units entirely in cash. A participant may elect to defer receipt of the cash and/or Common Stock otherwise payable in respect of earned Performance Units. Cash amounts may be deferred under the Company's deferred compensation program, earning interest equivalents computed at the prime rate, compounded semiannually. Deferred Common Stock is held in a trust established by the Company; dividends paid on the deferred Common Stock held in the trust are reinvested in Common Stock, and participants have the right to vote the Common Stock held in the trust. Deferred amounts are generally payable to the participant following termination of employment.

   The following table shows the Performance Units granted during 1996 to the executive officers named in the Summary Compensation Table. All of such Performance Units relate to the 1996-1998 Performance Period. Half of the Performance Units granted to Messrs. Hyde and Lempereur are weighted 50%/50%, as discussed above, and the other half are weighted 67%/33%, as discussed above; the Performance Units granted to the other recipients are all weighted 50%/50%.

                    1996 AWARDS OF CONTINGENT PERFORMANCE UNITS UNDER LTIP(A)
                   -----------------------------------------------------------
                                                                     MAXIMUM
                       NUMBER OF        THRESHOLD       TARGET      NUMBER OF
NAME                     UNITS           (b)(c)         (c)(d)      UNITS (e)
-----------------  ----------------  --------------  ------------  -----------
A. J. Costello ...      18,630       $0 or $242,190   $1,210,950      46,575
R. H. Beber ......       3,726        0 or   48,425      242,190       9,315
L. Ellberger .....       2,795        0 or   36,335      181,675       6,988
J. R. Hyde .......       3,726        0 or   24,245      242,190       9,315
F. Lempereur .....       2,795        0 or   11,635      181,675       6,988
C. L. Hampers ....        -0-                --           --            --
D. H. Kohnken ....       6,210        0 or   20,215      403,650      15,525

------------
(a) The numbers of Performance Units reflect adjustments made in connection with the September 1996 separation of the Company's health care business.
(b) Refers to the minimum amount payable under the LTIP with respect to the 1996-1998 Performance Period. For Messrs. Costello, Beber, Ellberger and Kohnken, no payment will be made unless the minimum targeted level of value contribution or shareholder value performance is achieved by the Company. For Messrs. Hyde and Lempereur, the "threshold" payments will be made if the minimum targeted level of value contribution performance is achieved by their respective product lines.
(c) The threshold and target payments shown in the table have been calculated on the basis of a market price of $65 per share of Common Stock at the end of the 1996-1998 Performance Period. The threshold amounts for Messrs. Lempereur and Kohnken have been adjusted on a pro rata basis to reflect their resignations.
(d) Refers to the amount payable with respect to the 1996-1998 Performance Period if the targeted levels of both value contribution and shareholder value performance are achieved.
(e) Refers to the maximum number of Performance Units that can be earned with respect to the 1996-1998 Performance Period under the LTIP.

   Employees to whom Performance Units are granted also receive grants of stock options based on the number of Performance Units granted. Information concerning options granted in 1996 to the executive officers named in the Summary Compensation Table appears under "Stock Options."

   Additional information concerning the LTIP is set forth under "Approval of Long-Term Incentive Program."

   Pension Arrangements. Salaried employees of designated units of the Company who are 21 or older and who have one or more years of service are eligible to participate in the Company's Retirement Plan for Salaried Employees. Under this basic retirement plan, pension benefits are based upon
(1) the employee's average annual compensation for the 60 consecutive months in which his or her compensation is highest during the last 180 months of continuous participation and (2) the number of years of the employee's credited service. For purposes of this basic retirement plan, compensation generally includes nondeferred base salary and nondeferred annual incentive compensation (bonus) awards; however, for 1996, federal income tax law limited to $150,000 the annual compensation on which benefits under this plan may be based.

                               11

   The Company also has a Supplemental Executive Retirement Plan under which a covered employee will receive the full pension to which he or she would be entitled in the absence of the above and other limitations imposed under federal income tax law. In addition, this supplemental plan recognizes deferred base salary, deferred annual incentive compensation awards and, in some cases, periods of employment with the Company during which an employee was ineligible to participate in the basic retirement plan. An employee will generally be eligible to participate in the supplemental plan if he or she has an annual base salary of at least $75,000 and is earning credited service under the basic retirement plan.

   The following table shows the annual pensions payable under the basic and supplemental plans for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the employee retired at age 65 on January 1, 1997, with benefits payable on a straight life annuity basis. Such amounts are subject to (but do not reflect) an offset of 1.25% of the employee's primary Social Security benefit at retirement age for each year of credited service under the basic and supplemental plans.



  HIGHEST                             YEARS OF CREDITED SERVICE
AVERAGE ANNUAL    -------------------------------------------------------------------
COMPENSATION     10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
--------------  ----------  ----------  ----------  ----------  ----------  ----------
$  100,000 ...    $ 15,000    $ 22,500    $ 30,000    $ 37,500    $ 45,000   $   52,500
   200,000 ...      30,000      45,000      60,000      75,000      90,000      105,000
   300,000 ...      45,000      67,500      90,000     112,500     135,000      157,000
   400,000 ...      60,000      90,000     120,000     150,000     180,000      210,000
   500,000 ...      75,000     112,500     150,000     187,500     225,000      262,500
   600,000 ...      90,000     135,000     180,000     225,000     270,000      315,000
   700,000 ...     105,000     157,500     210,000     262,500     315,000      367,500
   800,000 ...     120,000     180,000     240,000     300,000     360,000      420,000
   900,000 ...     135,000     202,500     270,000     337,500     405,000      472,500
 1,000,000 ...     150,000     225,000     300,000     375,000     450,000      525,000
 1,100,000 ...     165,000     247,500     330,000     412,500     495,000      577,500
 1,200,000 ...     180,000     270,000     360,000     450,000     540,000      630,000
 1,300,000 ...     195,000     292,500     390,000     487,500     585,000      682,500
 1,400,000 ...     210,000     315,000     420,000     525,000     630,000      735,000
 1,500,000 ...     225,000     337,500     450,000     562,500     675,000      787,500
 1,600,000 ...     240,000     360,000     480,000     590,000     720,000      840,000
 1,700,000 ...     255,000     382,500     510,000     617,500     765,000      892,500
 1,800,000 ...     270,000     405,000     540,000     645,000     810,000      945,000
 1,900,000 ...     285,000     427,500     570,000     672,500     855,000      997,500
 2,000,000 ...     300,000     450,000     600,000     700,000     900,000    1,050,000
 2,100,000 ...     315,000     472,500     630,000     727,500     945,000    1,102,500
 2,200,000 ...     330,000     495,000     660,000     755,000     990,000    1,155,000

   Messrs. Costello, Beber, Ellberger, Hyde, Lempereur and Kohnken had 1, 8, 1, 33, 5 and 27 years of credited service, respectively, under the basic and supplemental retirement plans at year-end 1996 (September 30, 1996 in the case of Mr. Kohnken). For purposes of those plans, the 1996 compensation of such executive officers was as follows: Mr. Costello -- $1,800,000; Mr. Beber -- $497,475; Mr. Ellberger -- $408,083; Mr. Hyde -- $502,600; Mr. Lempereur
-- $409,300; and Mr. Kohnken -- $689,425. Dr. Hampers was not covered by the basic or supplemental plan. At year-end 1996, the accrued annual benefit payable to Dr. Hampers at age 65 under the retirement plan of National Medical Care Inc. ("NMC"), a former subsidiary of the Company (in which Dr. Hampers was an inactive participant), was approximately $120,000. The Company previously agreed to provide certain pension benefits to Mr. Ellberger and Dr. Hampers (see "Employment Agreements" and "Resignations of Executive Officers").

   Employment Agreements. The Company has an employment agreement with Mr. Costello providing for his service as the Company's chairman, president and chief executive officer through April 1998, subject to (1) earlier termination in certain circumstances and (2) automatic one-year extensions unless either party gives notice that the agreement is not to be extended. The agreement also provides that Mr. Costello will stand for election as a director during its term. Under the agreement, Mr. Costello is entitled to an annual base salary of at least $900,000; an annual incentive compensation award (bonus) of at least $900,000 for 1995 and awards thereafter based on the performance of the Company, in accordance with its annual incentive compensation program; participation in the LTIP on the same basis as other senior executives; grants of stock options; and participation in all other compensation and benefit plans and programs generally available to senior executives of the Company. The agreement also provides for payments in the case of Mr. Costello's disability or death, or the termination of his employment with or without cause, including termination following a "change in control" and termination by Mr. Costello for "good reason." For purposes of the agreement, "change in control" means the acquisition of 20% or more of the Common Stock, the failure of Company-nominated directors to constitute a majority of any class of the Board of Directors, the occurrence of a transaction in which the Company's shareholders immediately preceding such transaction do not own more than 60% of the combined voting power of the corporation resulting from such transaction, or the liquidation or dissolution of the Company. In the event of the termination of Mr. Costello's employment following a change in control, he will receive a multiple of the sum of his annual base salary plus bonus, pro rata bonus and LTIP awards, earned but unpaid compensation, and the balance of the LTIP awards for all Performance Periods during which the change in control takes place. The foregoing description of Mr. Costello's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed with the SEC as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and by reference to an amendment to such agreement, which has been filed with the SEC as an exhibit to the Company's Current Report on Form 8-K filed on October 10, 1996.

   The Company has an employment agreement with Mr. Ellberger providing for his service as the Company's senior vice president, strategic planning and development, through May 14, 1998; at that time, the agreement will terminate (except with respect to the retirement arrangements described below) and his employment will be "at will." The agreement provides for an initial annual base salary of $275,000; participation in the Company's annual incentive compensation program, LTIP, and other compensation and benefit plans and programs; the grant of stock options; and the grant of the restricted stock award shown in the Summary Compensation Table. The agreement also provides that if the Company should terminate Mr. Ellberger's employment without cause during the term of the agreement (except in the event of a change in control of the Company), he will receive 145% of his base salary for one year or, if longer, the remaining term of the agreement. In addition, the agreement provides that, in determining the benefits payable to Mr. Ellberger under the Company's basic and supplemental retirement plans, his service with his prior employer will be recognized as if it were continuous service with the Company (except that his first year of service with the Company would be excluded), with an offset for any retirement benefits payable from his prior employer's retirement plans; however, this special pension arrangement will apply only if Mr. Ellberger's employment by the Company ceases after the term of the agreement (or during such term, if his employment is terminated without cause, including termination without cause following a change in control of the Company). The agreement also provides for standard relocation assistance arrangements and for a Company-leased car. For purposes of the agreement, "change in control" has the same meaning as in Mr. Costello's agreement, described above. The foregoing description of Mr. Ellberger's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement and related agreements, which have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

   In 1992, the Company entered into an agreement with Mr. Lempereur relating to his relocation from France to the United States. The agreement provided that Mr. Lempereur would participate in the Company's U.S. compensation and benefit plans and programs and that the Company would reimburse Mr. Lempereur for the cost of trips between Florida and France for his family and would provide Mr. Lempereur with a Company-leased car. The agreement also provided for the loan referred to under "Relationships and Transactions with Management and Others" and for arrangements relating to his return to France following the end of his assignment. This description of Mr. Lempereur's agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

   Dr. Hampers previously had an employment agreement providing for his employment as an executive vice president of the Company and head of its health care business. Under the agreement, Dr. Hampers was initially entitled to an annual base salary of at least $675,000, subject to increases of at least 9% every 18 months, and to participate in the Company's annual incentive compensation program. The agreement also provided for benefits generally available to senior executives of the Company, as well as the use of a corporate aircraft (and an option to purchase the aircraft at its fair market value). Further, the agreement entitled Dr. Hampers to a supplementary annual pension benefit equal to the amount by which (1) the lesser of (a) $300,000 and (b) three times his actual annual pension benefit exceeded (2) such actual pension benefit, subject to certain cost-of-living adjustments. The agreement prohibited Dr. Hampers from engaging in certain competitive activities during its term and for three years thereafter and provided for the continuation of compensation for the term of the agreement in the event his employment terminated other than for cause. The foregoing description of Dr. Hampers' employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which was filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1991, and by reference to related agreements, which were filed with the SEC as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and its Registration Statement on Form S-1 filed on August 2, 1996.

   See "Resignations of Executive Officers" for information concerning the resignations of Mr. Lempereur and Dr. Hampers, and "Relationships and Transactions with Management and Others" for information concerning Dr. Hampers' purchase of a corporate aircraft from the Company and litigation by him against the Company and others arising out of his employment agreement.

   Severance Agreements. The Company has severance agreements with all of its executive and other officers (except for Mr. Costello, whose employment agreement, discussed above, provides for severance arrangements). These agreements generally provide that in the event of the involuntary termination of the individual's employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility) following a change in control of the Company, he or she will receive a severance payment equal to the greater of (1) 2.99 times his or her average annual taxable compensation for the five years preceding the change in control, plus certain additional benefits, subject to reduction in certain cases to prevent the recipient from incurring liability for excise taxes and the Company from incurring nondeductible compensation expense, or (2) three times the individual's annual base salary plus bonus, plus a "gross-up" payment to cover any excise tax obligations resulting from the severance payment; in the event employment terminates after January 1, 1999 (following a change in control), and in the case of officers elected in and subsequent to May 1996, the severance payment would be made solely in accordance with clause (2). For purposes of these severance agreements, the definition of "change in control" is identical to the definition contained in Mr. Costello's employment agreement (see "Employment Agreements"). This description of the Company's severance agreements does not purport to be complete and is qualified in its entirety by reference to the forms of such agreements, which have been filed as exhibits to the Company's Registration Statement on Form S-1 filed on August 2, 1996.

   Executive Salary Protection Plan. The Company has had an Executive Salary Protection Plan ("ESPP") for many years. All executive and other officers participate in the ESPP, which provides that, in the event of a participant's death or disability prior to age 70, the Company will continue to pay all or a portion of base salary to the participant or a beneficiary for a period based on the participant's age at the time of death or disability. Payments under the ESPP may not exceed 100% of base salary for the first year and 50% thereafter in the case of death (60% in the case of disability). This description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP, as amended, which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

   Resignations of Executive Officers. In connection with Mr. Lempereur's resignation as an executive officer of the Company in February 1997, he entered into an agreement with the Company providing that (1) he will remain an employee, and continue to receive salary and participate in the Company's benefit plans and programs, through November 1997, at which time he will be entitled to receive severance pay for seven months; (2) he will be considered for an annual incentive compensation award for 1996; (3) he will remain a participant in the LTIP for the 1994-1996 Performance Period and, on a pro rata basis, the 1995-1997 and 1996-1998 Performance Periods; (4) his unvested stock options will become exercisable in full; and (5) his participation in the Company's split-dollar life insurance program will terminate, although he can elect to purchase the policy by reimbursing the Company for the premiums paid on his behalf (approximately $490,000). The agreement also provides that Mr. Lempereur will receive amounts due him under other Company plans and programs in accordance with their terms; that he will receive outplacement assistance and reimbursement for the expenses incurred in his relocation to France, generally in accordance with standard Company practice; and that his loan from the Company (see "Employment Agreements" and "Relationships and Transactions with Management and Others") will be repaid upon the sale of his Florida residence or, if earlier, December 31, 1997.

   Dr. Hampers entered into an agreement with the Company in June 1996 providing for the termination of his employment agreement and his severance agreement (see "Employment Agreements" and "Severance Agreements"). His termination agreement also provided that (1) he would continue to receive salary and certain benefits, as specified in his employment agreement, through December 31, 1996 (including the use of a corporate aircraft and an option to purchase the aircraft at its fair market value); (2) effective January 1, 1997, he would be eligible to commence receiving the pension benefit contemplated by his employment agreement; (3) he would be entitled to participate in the Company's annual incentive compensation program for 1996 (however, no award was paid to him under such program for 1996); and (4) he would remain a participant in the LTIP for the 1994-1996 Performance Period and, on a pro rata basis, the 1995-1997 Performance Period.

   In connection with Mr. Kohnken's resignation as an executive officer of the Company on September 30, 1996, he entered into an agreement with the Company providing that (1) he would receive the severance payment included in "All Other Compensation" in the Summary Compensation Table above; (2) he would be considered for an annual incentive compensation award for 1996; (3) he would remain a participant in the LTIP, on a pro rata basis, for the 1994-1996, 1995-1997 and 1996-1998 Performance Periods; (4) certain restrictions on shares and stock options granted to him in 1991 would be removed, and any unvested options he held would become exercisable in full; and (5) his participation in the Company's split-dollar life insurance program would be terminated, although he could elect to purchase the policy by reimbursing the Company for the premiums paid on his behalf (approximately $323,000). The agreement also provided that he would receive amounts due him under other Company plans and programs in accordance with their terms.

   The foregoing descriptions of the agreements with Mr. Lempereur, Dr. Hampers and Mr. Kohnken do not purport to be complete and are qualified in their entirety by reference to such agreements, which have been filed with the SEC as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (in the case of Mr. Lempereur), the Company's Registration Statement on Form S-1 filed on August 2, 1996 (in the case of Dr. Hampers), and its Current Report on Form 8-K filed on October 10, 1996 (in the case of Mr. Kohnken).

   Directors' Compensation and Consulting Arrangements. Under the Company's current compensation program for nonemployee directors, (1) each nonemployee director receives an annual retainer of $24,000, payable in Common Stock; (2) the Chairs of the Audit and Compensation Committees receive annual cash retainers of $12,000, and the Chairs of the Nominating Committee and the Committee on Corporate Responsibility receive annual cash retainers of $2,000; and (3) each nonemployee director receives $2,000 in cash for each Board meeting and $1,000 in cash for each committee meeting attended (except that committee chairs receive $1,200 per committee meeting). In addition, the Company has had a retirement plan under which a person retiring after more than four years of service as a nonemployee director receives annual payments of $24,000 for a period equal to the length of service as a nonemployee director (but not more than 15 years). In the event of a director's death, payments are made to the director's surviving spouse.

   Subject to shareholder approval of the 1997 Stock Plan for Nonemployee Directors (see "Approval of 1997 Stock Plan for Nonemployee Directors"), a new compensation program for nonemployee directors will be implemented effective July 1, 1997. Under the new program, (1) each nonemployee director will receive an annual retainer of $50,000, of which $35,000 will be in the form of Common Stock and the balance will be in cash or Common Stock, at the election of the director; (2) each committee chair will receive an additional annual retainer of $3,000 in cash or Common Stock, at the election of the director; and (3) each nonemployee director will receive $2,000 for each Board meeting and $1,000 for each committee meeting attended (except that committee chairs will receive $1,200 per committee meeting), in cash or Common Stock, at the election of the director.

   In addition, the current nonemployee directors' retirement plan will terminate effective July 1, 1997. Previously retired directors will continue to receive their remaining benefits under the plan. Benefits earned and accrued with respect to current directors will be frozen, vested (to the extent not previously vested) and converted to present value (as determined by an independent actuarial consulting firm) based on a 7% discount rate and certain other assumptions. The amount so determined will be deferred in cash or in Common Stock (as described below), at the election of the director, and will be paid following the director's termination from service.

   Under both the current and new compensation programs, a nonemployee director may defer payment of all or part of the fees received for attending Board and committee meetings and/or the cash retainers (or cash portions of the retainers) referred to above. The deferred cash (plus an interest equivalent) will be payable to the director or his or her heirs or beneficiaries in a lump sum or in quarterly installments over two to 20 years following a date specified by the director (but in no event earlier than the director's termination from service). The interest equivalent on deferred cash is computed at the higher of (1) the prime rate plus two percentage points or (2) 120% of the prime rate, in either case compounded semiannually. This program provides for the payment of additional survivors' benefits in certain circumstances. Following the effective date of the new compensation program, the Common Stock portion of the annual retainer may be deferred and held, and the balance of the annual retainer or other retainers and/or fees a director elects to receive in the form of Common Stock will be deferred and held, in a trust established by the Company. Dividends paid on the Common Stock held in such trust will be reinvested in Common Stock, and directors will have the right to direct the voting of the Common Stock held in such trust; however, such Common Stock will not be delivered to a director until his or her termination from service (or a subsequent date specified by the director).

   See "Approval of 1997 Stock Plan for Nonemployee Directors" for additional information.

   Nonemployee directors are reimbursed for expenses they incur in attending Board and committee meetings, and the Company maintains business travel accident insurance coverage for them. In addition, nonemployee directors receive a fee of $1,000 per day for work performed at the Company's request.

   The Company has a consulting agreement with Kamsky Associates Inc. (of which Ms. Kamsky is chairman and co-chief executive officer) relating to the Company's interests in The People's Republic of China. The agreement expires on May 31, 1997 (and is not being renewed) and provides for monthly fees of $25,000, plus additional payments based on the extent to which the Company establishes certain business relationships in The People's Republic of China. In 1996, the Company paid fees totaling $300,000 under this agreement. NMC has had a consulting agreement with another company of which Ms. Kamsky is a principal relating to business opportunities in nine other countries in the Asia Pacific region. The agreement expires on May 31, 1997 and provides for monthly fees of $10,000, plus additional payments based on the extent to which NMC establishes certain business relationships in the relevant countries. From January 1996 through September 1996 (when NMC separated from the Company), NMC paid Ms. Kamsky's company consulting fees totaling $108,000 under its agreement. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the agreements referred to above, which have been filed with the SEC as exhibits to the Company's Annual Reports on Form 10-K for the years ended December 31, 1992 and 1994 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

   Compensation Committee Interlocks and Insider Participation. Prior to May 10, 1996, the Compensation Committee consisted of Messrs. Eckmann, Holmes and Phipps, as well as Edward W. Duffy (who retired from the Board on that date) and Peter S. Lynch (who resigned from the Board on that date). In addition, Thomas L. Gossage, then chairman and chief executive officer of Hercules, Incorporated ("Hercules"), was a member of the Compensation Committee until his resignation from the Board in March 1996. On May 10, 1996, the Compensation Committee was reconstituted to consist of Messrs. Eckmann, Holmes, Phipps and Vanderslice; Mr. Akers joined the Compensation Committee in January 1997 and Mr. Murphy in March 1997. As noted above, Mr. Holmes served as acting president and chief executive officer of the Company for a two-month period in 1995. During 1996, the Company purchased approximately $428,000 of products from, and sold approximately $36,000 of products to, Hercules.

   Performance Comparison. The following graph and table compare the cumulative total shareholder return on the Common Stock from December 31, 1991 through December 31, 1996 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Chemicals Index (both of which include the Company), as well as the Standard & Poor's Industrials Index and the Standard & Poor's Chemicals Index, using data supplied by the Compustat Services unit of Standard & Poor's Corporation. In prior years, the Company has compared its performance to both the Chemicals and Specialty Chemicals Indices in view of its diversified nature. However, in view of the Company's strategic restructuring program (which has resulted in the sale of noncore businesses and concentration on its packaging and specialty chemicals businesses), the Company has determined that the comparison to the Chemicals Index is no longer appropriate and will not include that Index in future proxy statements. In contrast, the Company has determined to include the Industrials Index in the comparison, because it believes that Index is reflective of broader market trends and because that Index is used in determining "shareholder value performance" under the LTIP. The comparisons reflected in the graph and table are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1991, as well as the reinvestment of dividends.

[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND
ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR
THE PURPOSE OF EDGAR FILING.]




                               GRAPHIC OMITTED




 DECEMBER 31,                     1991     1992       1993       1994       1995       1996
------------------------------  ------  ---------  ---------  ---------  ---------  ---------
W. R. Grace & Co. .............   $100    $105.83    $110.73    $108.85    $170.50    $215.46
S&P 500 Stock Index ...........    100     107.62     118.46     120.03     165.13     203.05
S&P Specialty Chemicals Index      100     105.94     120.79     105.45     138.60     142.16
S&P Industrials Index .........    100     106.53     116.04     119.98     160.64     200.50
S&P Chemicals Index ...........    100     109.50     122.46     141.77     185.19     244.66

   Report of the Compensation Committee on Executive Compensation. The Board of Directors approves most compensation actions with respect to the Company's executive officers (including the chief executive officer), other officers who report to the chief executive officer, and other executives whose annual base salaries exceed $250,000; however, the Board acts on the recommendation of the Compensation Committee, and actions under the Company's Stock Incentive Plans and certain aspects of the LTIP are approved by the Compensation Committee and reported to the Board. The Compensation Committee is comprised of directors who are not, and have never been, employees of the Company or any of its subsidiaries (other than Mr. Holmes, who served as the Company's acting president and chief executive officer for a two-month period in 1995) and who have no consulting arrangements or other significant relationships with the Company.

   This Report describes the Company's performance-based compensation philosophy and executive compensation program, as approved by the Compensation Committee. In particular, it discusses the compensation decisions and recommendations made by the Compensation Committee in 1996 regarding Mr. Costello, the Company's chairman, president and chief executive officer, and the other executive officers named in the Summary Compensation Table (collectively referred to in this Report as the "executive officers").

   Management and the Compensation Committee use the services of independent executive compensation consulting firms for advice regarding the Company's executive compensation program.

Executive Compensation Philosophy and Program Components

   The Company's executive compensation program is structured to enable the Company to compete effectively with other firms in attracting, motivating and retaining executives of the caliber needed to ensure the Company's future growth and profitability. The components of this program consist of base salary and, if warranted, annual incentive compensation (both paid in cash) and long-term incentives (in the form of cash, Common Stock or a combination of the two). These compensation components are intended to (1) stimulate performance that benefits the Company and its shareholders by increasing shareholder value, (2) reward such performance with competitive levels of compensation, and (3) unite executive and shareholder interests.

   The Company measures the competitiveness of its executive officer compensation relative to U.S.-based companies with annual sales of $3 billion to $6 billion*. In 1995, the Compensation Committee adopted a philosophy that annual compensation paid to executives (consisting of salary plus annual incentive compensation) should approximate the 50th percentile, and that long-term incentive opportunities should approximate the 60th percentile, of those companies' practices when performance objectives are achieved, and that executive compensation should be above those levels only when performance objectives are exceeded and should be below those levels when performance objectives are not achieved.

   The following sections of this Report describe the compensation program for executive officers in effect in 1996 and the manner in which the Compensation Committee and the Board reached their determinations as to performance-based compensation.

Base Salary

   During 1996, salaries of Company executives based in the United States were generally eligible for review at intervals of not less than 12 months from the date of the last increase. Salary increases for executive officers in 1996 were based on (1) individual performance (as evaluated by the Compensation Committee in its discretion) and (2) salaries paid to executives in comparable positions in other companies. To assure comparability with other companies, as well as consistency and uniformity within the Company, executive officers' positions, as well as all other management positions, have been assigned to grades with salary ranges based on the median salaries paid to individuals who hold comparable positions in companies with annual sales of $3 billion to $6 billion. Individual salaries are set with reference to the salary ranges based on individual performance, the time since the last increase, the amount budgeted for salary increases and discretionary factors. Such factors may include leadership; overall strategic positioning; reorientation of long-term goals; corporate/product line strategy; shareholder value creation; environmental, health and safety achievements; social policy matters; and the development of the Company's human resources, including diversity initiatives.

Annual Incentive Compensation

   For 1996, incentive compensation pools were generated for product lines, and for the Company overall, based on the extent to which budgeted 1996 pretax income was achieved. Awards to individual executives were allocated from these formula-based pools.

   The factors that the Compensation Committee took into consideration in proposing individual awards for the executive officers (excluding Mr. Costello, whose compensation is discussed below) were that (1) the 1996 results of the Company reflected (a) a 3.2% increase in sales and revenues over 1995 ($3.25 billion in 1996 versus $3.15 billion in 1995, excluding sales and revenues of the divested water treatment business from both periods), (b) an improvement of $42.9 million (or 13.7%) in pretax income from continuing operations over 1995 (excluding the water treatment business and special items from both years) and (c) a 12.6% increase in earnings per share from continuing operations (excluding the water treatment business and special items from both years) and (2) the Company reduced annual costs by more than $100 million. In addition, in determining Mr. Hyde's award, the Compensation Committee took into consideration that the 1996 pretax and pre-interest income of the Company's Grace Davison business exceeded its 1995 pretax and pre-interest income by 14.5%, and in determining Mr. Lempereur's award, the Compensation Committee considered his key role in achieving the global integration of the
------------
* These companies are not identical to those included in the indices reflected in the above performance graph (although a number of them are included in one or more of such indices), because the firms with which the Company compares itself with respect to executive compensation and competition for executive talent are not necessarily the same as those with which it competes for sales or shareholders' investments.

Company's Grace Container and Grace Packaging businesses. Dr. Hampers did not receive an annual incentive compensation award for 1996; instead, he participated in a special incentive program related to the disposition of the Company's health care business.

   Based on these factors, the Board, on the recommendation of the Compensation Committee, approved awards for the executive officers ranging from 10.0% to 75.9% of their year-end 1996 annual base salaries.

   In order to relate awards under the Company's annual incentive compensation program more closely to business and individual performance, and to align the program with those of comparable companies, a targeted award, expressed as a percentage of base salary, was established for each salary grade in 1996. Actual awards were allocated from the incentive pools established for each product line and for the Company, based upon the extent to which targeted pretax earnings were achieved. Individual awards may range from zero to 200% of the targeted award, based on business and/or individual performance. Beginning in 1997, the incentive pool for executives employed in corporate functions is based upon the extent to which targeted earnings per share are achieved; incentive pools for executives employed in product line functions continue to be based on the achievement of pretax income targets, consistent with the Company's targeted earnings per share.

   In 1996, on the recommendation of the Compensation Committee, the Board of Directors also adopted, and the shareholders approved, a separate annual incentive compensation program in which the chairman, president and chief executive officer would participate, along with other executive officers whose compensation may exceed $1 million in any year. Under this program, the Board, on the recommendation of the Compensation Committee, will, by the end of the first calendar quarter of each year, approve the participants in the program, the amount of incentive compensation that may be earned at various levels of performance, the maximum amount that may be earned by each executive officer (expressed as a percentage of salary in effect at the beginning of the year), and the criteria by which performance will be measured. The performance criteria will be selected each year by the Compensation Committee from one or more of the following: earnings, earnings per share, rate of return on assets or capital employed, cash flow, or net worth of the Company or one or more of its units.

Long-Term Incentives

   The Company's long-term incentives consist of annual grants of (1) stock options and (2) Performance Units under the LTIP. Under the LTIP as in effect through the 1996-1998 Performance Period, such grants provide opportunities for rewards based on performance versus pre-established targets with respect to value contribution (after-tax cash flow less a capital charge) and shareholder value creation (i.e., the performance of the Common Stock as compared to other companies). As discussed elsewhere in this Proxy Statement, the LTIP has been modified so that, effective with the 1997-1999 Performance Period, Performance Units will be earned based solely on shareholder value performance.

   In 1996, the executive officers and certain other key individuals were granted Performance Units for the 1996-1998 Performance Period, as well as stock options. The number of Performance Units and the number of options granted were based on the salary grades of the recipients' positions.

   Through the 1996-1998 Performance Period, Performance Units granted to executives employed in product line functions have been weighted 67% on the value contribution performance of their respective product lines, and 33% on the Company's shareholder value performance; Performance Units granted to executives employed in corporate functions have been weighted 50% on the basis of the Company's value contribution performance and 50% on the basis of the Company's shareholder value performance. This weighting was intended to reflect the respective responsibilities of the Company's product line and corporate managers. However, half of the Performance Units granted to Messrs. Hyde and Lempereur in 1996 were weighted 67%/33%, and the other half were weighted 50%/50%, reflecting their responsibilities as both product line managers (with regard to the Company's Grace Davison business, in the case of Mr. Hyde, and Grace Container, in the case of Mr. Lempereur) and corporate managers (as senior vice presidents with policy-making responsibilities on a Company-wide basis). The Compensation Committee determined these weightings and approved the targeted levels of product line and Company performance based on its assessment of the extent to which the approved weighting and targeted levels would act as challenging -but realizable -incentives for senior managers.

   Mr. Kohnken retired on September 30, 1996. He was granted Performance Units for the 1996-1998 Performance Period because, at the time the grant was made in 1996, he was a key executive of the Company, and it was deemed important to maintain his focus on its long-term strategic and business objectives. Dr. Hampers, who resigned as an executive officer on June 14, 1996 and whose employment terminated on December 31, 1996, was not granted any Performance Units with respect to the 1996-1998 Performance Period. As provided under the LTIP, payments of earned Performance Units are made on a pro rata basis in cases when an executive retires or his/her employment terminates not for cause before the end of the Performance Period.

   Payments under the Performance Units earned for the 1994-1996 Performance Period were made in March 1997. Any payments earned with respect to the 1995-1997 and 1996-1998 Performance Periods are scheduled to be made in 1998 and 1999, respectively.

   The LTIP targets long-term incentive opportunities (Performance Units and stock options) at the 60th percentile of opportunities provided by other companies with annual sales of $3 to $6 billion. Payments above that level would result only if performance targets were exceeded and/or if the price of the Company's stock increased significantly.

   Beginning in 1996, all stock options granted to executive and other officers become exercisable in installments over a three-year term beginning one year after the date of grant (rather than being exercisable in full on the date of grant, as was the case in previous years), and the number of options granted to an individual is based on the salary grade to which his/her position is assigned.

   Under a proposed amendment to the LTIP discussed elsewhere in this Proxy Statement, the maximum number of Performance Units a recipient may earn for any Performance Period would be the lesser of 2.5 times the number granted or 75,000 Units, subject to adjustment for stock splits and similar events. The number of Performance Units and stock options granted will reflect the price of the Common Stock at the time of grant in accordance with the Company's philosophy of targeting long-term incentive opportunities at the 60th percentile of grants made by $3 billion to $6 billion companies.

Compensation of the Chief Executive Officer

   Mr. Costello's 1996 base salary of $900,000 was determined in accordance with his employment agreement in 1995 and was not increased in 1996.

   Mr. Costello's annual incentive compensation award for 1996 was $582,075, determined according to the formula approved by the Compensation Committee in 1996. As specified in his employment agreement, upon the commencement of his employment he was granted 34,582 Performance Units with respect to the 1995-1997 Performance Period under the LTIP and stock options covering 465,750 shares of Common Stock*; these options become exercisable in three annual installments beginning in May 1996. He was also granted 8,694 and 21,658 Performance Units with regard to the 1993-1995 and 1994-1996 Performance Periods, respectively. The size of these grants was determined based on (1) the number of Performance Units and stock options granted to the Company's previous chief executive officer and (2) the need to attract to the Company an experienced chief executive officer from the chemical industry.

   With respect to the 1996-1998 Performance Period, Mr. Costello was granted 18,630 Performance Units, based on the salary grade established for his position.
------------
* The numbers of Performance Units and options granted to Mr. Costello, as discussed in this paragraph, reflect adjustments made in September 1996 in connection with the separation of the Company's health care business, as discussed elsewhere in this Proxy Statement.

Deductibility of Executive Compensation

   Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to the executive officers named in the Summary Compensation Table of the Proxy Statement, unless such compensation is performance-based and satisfies certain other conditions.

   It is the Committee's view that, with the exception of base salaries and any discretionary annual incentive compensation payments or non-performance-based payments provided for under Mr. Costello's employment agreement, amounts awarded under the Company's executive compensation program qualify as performance-based compensation and are therefore expected to be fully deductible.

Stock Ownership Guidelines

   To further strengthen the link between executive and shareholder interests, the Board of Directors, on the recommendation of the Compensation Committee, adopted a policy in 1995 requiring executive and other officers and certain other executives of the Company to meet the following targets with respect to ownership of Common Stock by 2000:

 POSITION                                                                       VALUE OF STOCK
---------                                                                       --------------
Chief Executive Officer ................................................... 4.0 times salary
Executive Vice Presidents and members of the Executive Committee  ......... 3.0 times salary
Senior Vice Presidents (other than members of the Executive Committee)  ... 2.0 times salary
Vice Presidents ........................................................... 1.0 times salary
Other executives who participate in the LTIP .............................. 0.5 times salary

                                        COMPENSATION, EMPLOYEE BENEFITS AND
                                         STOCK INCENTIVE COMMITTEE
                                          Thomas A. Holmes, Chair
                                          John F. Akers*
                                          Harold A. Eckmann
                                          John J. Murphy*
                                          John E. Phipps
                                          Thomas A. Vanderslice*
------------
* Messrs. Akers, Murphy and Vanderslice joined the Compensation Committee in January 1997, March 1997 and May 1996, respectively.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

   The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers and/or businesses with which they are affiliated. Information regarding certain consulting arrangements appears under "Compensation -- Directors'
Compensation and Consulting Arrangements."

   Commercial Transactions. Mr. Costello is a director of Becton, Dickinson and Company ("Becton Dickinson") and FMC Corporation ("FMC"). During 1996, various units of the Company purchased approximately $3.3 million of materials and/or products from, and sold approximately $556,000 of materials and/or products to, units of Becton Dickinson. In addition, during 1996 various units of the Company purchased approximately $3.1 million of materials and/or products from, and sold approximately $171,000 of materials and/or products to, FMC.

   Thomas L. Gossage was a director of the Company from July 1995 to March 1996, during which time he was chairman and chief executive officer of Hercules. During 1996, the Company purchased approximately $428,000 of products from, and sold approximately $36,000 of products to, Hercules.

   The foregoing transactions were in the ordinary course of business and were on terms believed to be similar to those with unaffiliated parties.

   Under his employment agreement and the terms of his resignation (see "Employment Agreements" and "Resignations of Executive Officers" under the heading "Compensation"), Dr. Hampers was previously granted an option to purchase, for its fair market value, a Gulfstream IV aircraft owned by the Company. In August 1996, Dr. Hampers purchased the aircraft for $19 million. This price was based upon independent parties' estimates of the fair market value of the aircraft.

   Loans to Officers. The Company previously made a $350,000 interest-free loan to Mr. Lempereur in connection with his relocation to Florida. See "Employment Agreements" and "Resignations of Executive Officers" under the heading "Compensation" for additional information.

   Legal Proceedings; Indemnification. W. R. Grace & Co., a New York corporation that is a predecessor of the Company and that was subsequently renamed Fresenius National Medical Care Holdings, Inc. ("Grace New York"), and former members of the Grace New York Board of Directors (as well as J. P. Bolduc, who resigned as president and chief executive officer and a director of Grace New York in March 1995), are defendants in a case entitled Weiser, et al. v. Grace, et al. pending in New York State Supreme Court, New York County. The consolidated amended complaint in this lawsuit, which purports to be a derivative action (i.e., an action brought on behalf of Grace New York), alleges, among other things, that the individual defendants breached their fiduciary duties to Grace New York (1) by providing
J. Peter Grace, Jr. (the chairman and a director of Grace New York until his death in April 1995) with certain compensation arrangements upon his voluntary retirement as Grace New York's chief executive officer in 1992 and
(2) by approving Mr. Bolduc's severance arrangements, and that Messrs. Grace and Bolduc breached their fiduciary duties by accepting such benefits and payments. The lawsuit seeks unspecified damages, the cancellation of all allegedly improper agreements, the cancellation of the retirement plan for nonemployee directors, the return of all remuneration paid to the directors who are defendants while they were in breach of their fiduciary duties to Grace New York, attorneys' and experts' fees and costs, and such other relief as the Court deems proper.

   Grace New York and certain of its former officers and directors are defendants in a lawsuit entitled Murphy, et al. v. W. R. Grace & Co., et al., which is pending in the U.S. District Court for the Southern District of New York. The first amended class action complaint in this lawsuit, which purports to be a class action on behalf of all persons and entities who purchased Grace New York's publicly traded securities during the period from March 13, 1995 through October 17, 1995, generally alleges that the defendants concealed information, and issued misleading public statements and reports, concerning NMC's financial position and business prospects, a proposed spin-off of NMC and the matters that are the subject of investigations of NMC by the Office of the Inspector General of the U.S. Department of Health and Human Services, in violation of federal securities laws. The lawsuit seeks unspecified damages, attorneys' and experts' fees and costs, and such other relief as the Court deems proper.

   Grace New York, certain of its former directors and Mr. Bolduc are also defendants in a purported derivative action pending in the U.S. District Court for the Southern District of New York (Bennett v. Bolduc, et al.), alleging that such individuals breached their fiduciary duties by failing to properly supervise the activities of NMC in the conduct of its business. The Bennett action seeks unspecified damages, attorneys' and experts' fees and costs, and such other relief as the Court deems proper.

   Grace New York was previously notified that the SEC had issued a formal order of investigation with respect to Grace New York's prior disclosures regarding benefits and retirement arrangements provided to J. Peter Grace, Jr. and certain matters relating to J. Peter Grace III, a son of J. Peter Grace, Jr. The Company is cooperating with the investigation. The outcome of this investigation and its impact, if any, on the Company cannot be predicted at this time.

   In April 1996, Grace New York received a formal order of investigation issued by the SEC directing an investigation into, among other things, whether Grace New York violated the federal securities laws by filing periodic reports with the SEC that contained false and misleading financial information. Pursuant to this formal order of investigation, the Company and others have received subpoenas from the Southeast Regional Office of the SEC requiring the production of documents relating principally to reserves (net of applicable taxes) established by Grace New York and NMC during the period from January 1, 1990 to the date of the subpoena. The Company believes that all financial statements filed by Grace New York with the SEC during that period, and the financial statements of NMC included in its Form 10 Registration Statement filed with the SEC in September 1995 (all of which financial statements, other than unaudited quarterly financial statements, were covered by unqualified opinions issued by Price Waterhouse LLP, independent certified public accountants), have been fairly stated, in all material respects, in conformity with generally accepted accounting principles. The Company is cooperating with the investigation. The outcome of this investigation and its impact, if any, on the Company cannot be predicted at this time.

   Under the terms of the Distribution Agreement ("Distribution Agreement") entered into in connection with the NMC transaction referred to above, the Company remains financially responsible for any liabilities incurred by Grace New York and others as a result of the above lawsuits and investigations, including the fees and disbursements of counsel for Grace New York and, subject to certain conditions, counsel for the individual defendants in the lawsuits and certain individuals involved in the investigations (which individuals include certain current and former directors and officers of the Company). Grace New York previously entered into indemnification agreements with certain of these individuals providing that Grace New York would advance their legal fees and expenses, subject to reimbursement in accordance with applicable law; under the terms of the Distribution Agreement, such indemnification agreements remain the obligation of the Company, which has also entered into similar agreements with certain of such individuals. This discussion of the Distribution Agreement and such indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the Distribution Agreement, which was filed as an exhibit to the Joint Proxy Statement-Prospectus of Grace New York dated August 2, 1996, and to such indemnification agreements, the forms of which have been filed as exhibits to the Company's Registration Statement on Form S-1 filed on August 2, 1996 and to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

   Dr. Hampers has instituted a lawsuit against the Company, Grace New York and NMC alleging that he is entitled to certain additional retirement benefits under his employment agreement and the terms of his resignation (see "Employment Agreements" and "Resignations of Executive Officers" under "Compensation" for additional information). Grace New York has assumed the defense of this action on behalf of the Company.

                 SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

MANAGEMENT SECURITY OWNERSHIP

   The following table sets forth the Common Stock beneficially owned at January 31, 1997 by each current director and nominee, by each of the executive officers named in the Summary Compensation Table set forth under "Election of Directors -- Compensation" (other than those who resigned in 1996 and early 1997), and by such directors and executive officers as a group. The table includes shares owned by (1) those persons and their spouses, minor children and certain relatives, (2) trusts and custodianships for their benefit and (3) trusts and other entities as to which the persons have the power to direct the voting or investment of securities (including shares as to which the persons disclaim beneficial ownership). The table also includes shares in accounts under the Savings Plan and shares covered by currently exercisable stock options; it does not reflect shares covered by unexercisable stock options. The Common Stock owned by directors and executive officers as a group (excluding option shares) at January 31, 1997 represents less than 1% of the Common Stock outstanding at March 11, 1997.

                                AMOUNT/NATURE
                                OF OWNERSHIP
                              ---------------
J. F. Akers .................        1,000
R. H. Beber .................        7,595
                                   258,338(O)
H. Brown ....................        1,000
C. Cheng ....................            0
A. J. Costello ..............       32,710*
                                   181,125(O)
H. A. Eckmann ...............        3,259
L. Ellberger ................        1,583*
                                    66,292(O)
M. A. Fox ...................          425
J. W. Frick .................        2,830
T. A. Holmes ................        3,990
J. R. Hyde ..................        8,995
                                   184,127(O)
V. A. Kamsky ................        2,500
J. J. Murphy ................            0
J. E. Phipps ................       11,490
                                    17,450(T,S)
T. A. Vanderslice ...........        1,300
Various directors, executive
 officers and others, as
 Trustees ...................        2,696 (T,S)
Directors and executive             94,789*
 officers as a group ........
                                    20,146 (T,S)
                                   864,802(O)

------------
* Excludes shares beneficially owned by certain executive officers in respect of LTIP awards earned for the 1994-1996 Performance Period (payable in March 1997), as follows: Mr. Costello -- 30,917 shares; Mr. Ellberger -- 14,406 shares; and directors and executive officers as a group -- 55,278 shares.
(O) Shares covered by stock options exercisable on or within 60 days after January 31, 1997.
(T) Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.
(S) Shares as to which the person shares voting and/or investment power with others.

OTHER SECURITY OWNERSHIP

   The Company has been advised that at December 31, 1996, Lincoln Capital Management Company (200 South Wacker Drive, Suite 2100, Chicago, Illinois 60606) held 7,221,900 shares of Common Stock, or approximately 9.7% of the Common Stock outstanding on March 11, 1997.

OWNERSHIP AND TRANSACTIONS REPORTS

   Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the SEC and the New York Stock Exchange concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1996.

            SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   On the recommendation of the Audit Committee, the Board of Directors has selected Price Waterhouse LLP ("Price Waterhouse") to be the independent certified public accountants of the Company and its consolidated subsidiaries for 1997. Although the submission of this matter for shareholder ratification at the Annual Meeting is not required by law or the Company's By-laws, the Board is nevertheless doing so to determine the shareholders' views. If the selection is not ratified, the Board will reconsider its selection of independent certified public accountants.

   Price Waterhouse has acted as independent certified public accountants of the Company and its consolidated subsidiaries since 1906. Its fees and expenses for the 1996 audit are expected to be approximately $2.5 million. In addition, during 1996 Price Waterhouse performed special audits and reviews in connection with acquisitions and divestments, consulted with the Company on various matters and performed other services for the Company (including audits of the financial statements of certain employee benefit plans and certain units of the Company) for fees and expenses totaling approximately $10.3 million (excluding fees and expenses for services relating to the Company that were performed and/or paid for by third parties). A representative of Price Waterhouse will attend the Annual Meeting, will be available to answer questions and will have an opportunity to make a statement if he wishes to do so. Members of the Audit Committee are also expected to attend.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE.

                    APPROVAL OF 1996 STOCK INCENTIVE PLAN

   The Company's 1996 Stock Incentive Plan ("1996 Plan") is designed to enable the Company to attract, motivate and retain key employees, to link their incentives directly to the performance of the Common Stock, and to unite their interests with those of the shareholders. The terms of the 1996 Plan are substantially similar to those of the Company's prior stock incentive plans.

   The 1996 Plan is administered by the Compensation Committee (although the Board of Directors may exercise the powers of the Compensation Committee under certain circumstances). Under the 1996 Plan, stock incentives may be granted to key employees, including directors who are employees. Stock incentives under the 1996 Plan may be granted in the form of stock options, stock awards or a combination of the two, for such consideration and upon such other terms as the Compensation Committee may determine.

STOCK OPTIONS

   The 1996 Plan permits the Company to grant to key employees options to purchase Common Stock at a purchase price equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. The maximum term of an option is ten years and one month from the date of grant. The purchase price and any withholding tax that may be due on the exercise of an option may be paid in cash, in shares of Common Stock (subject to certain conditions), or a combination of the two. Each option is exercisable at the time or times determined by the Compensation Committee (or the Board of Directors). In general, unless otherwise specifically provided, an option terminates three months after the optionee ceases to be an employee, except that it terminates (1) immediately, if the employee resigns without the consent of the Compensation Committee (or the Board of Directors) or if his or her employment is terminated for cause, or (2) three years after death, incapacity or retirement.

   The 1996 Plan authorizes the grant of Incentive Stock Options ("ISOs"), which are accorded special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), as discussed below, as well as nonstatutory options.

   The 1996 Plan authorizes the Company to cancel an option to the extent it is exercisable and either (1) pay the holder of the option cash equal to the excess, if any, of the fair market value of the shares covered by the option over their purchase price on the date of cancellation, (2) transfer to the holder Common Stock with a fair market value equal to such excess, or (3) pay such excess partly in cash and partly in Common Stock; this right to cancel an option is referred to as a "stock appreciation right" or "SAR." However, the Company does not intend to grant SARs in the future.

   Under the 1996 Plan, an outstanding option may be amended by the Compensation Committee, provided that the holder of the option agrees to any amendment that would adversely affect the option and that the option as so amended is consistent with the 1996 Plan. The 1996 Plan does not preclude the surrender of an outstanding option and the grant of a new option with a lower purchase price. However, the Company does not intend to engage in such transactions.

   The foregoing outlines certain provisions of the 1996 Plan relating to stock options; documentation relating to individual stock options may contain other permitted terms.

STOCK AWARDS

   A stock award is an issuance of shares of Common Stock (including in payment of Performance Units earned under the LTIP) or an undertaking to issue such shares in the future (other than an option). Shares subject to a stock award are valued at not less than 100% of their fair market value on the date the award is granted, whether or not they are subject to restrictions. If the shares subject to a stock award are not issued at the time of grant, payments may be made, in cash or in shares of Common Stock, in amounts not exceeding the dividends that would have been paid if the shares awarded had been issued at the time of grant. It is anticipated that stock awards will in some cases be (1) made contingent upon the attainment of one or more specified performance objectives and/or (2) subject to restrictions on the sale or other disposition of the stock awards.

   The foregoing outlines certain features of stock awards required or permitted under the 1996 Plan; documentation relating to individual stock awards may contain other permitted terms.

LIMITATIONS

   Up to 7,000,000 shares of Common Stock (subject to adjustment for stock splits, recapitalizations and similar events) may be issued pursuant to stock incentives under the 1996 Plan. These shares of Common Stock would represent approximately 9.4% of the Common Stock outstanding at March 11, 1997. Shares not issued pursuant to stock incentives because of their termination or other reasons, and shares issued pursuant to stock incentives that are subsequently reacquired by the Company or a subsidiary from the recipient or his/her estate, will again be available for grants under the 1996 Plan. In addition,
(1) stock options granted to any one person may not represent more than 10% of the total number of shares issuable pursuant to the 1996 Plan; (2) stock incentives granted to any one person may not represent more than 15% of such total number of shares; and (3) no more than 3% of such shares may be subject to stock awards that are neither contingent upon the attainment of performance objectives nor subject to restrictions on sale or other disposition. In addition, the 1996 Plan imposes certain limitations upon the grant of ISOs.

   Options are not assignable or transferable except as may be provided in the relevant option agreement and except by will or the laws of descent and distribution and, in the case of nonstatutory options, pursuant to a qualified domestic relations order (as defined in the Code).

CHANGE IN CONTROL PROVISIONS

   Upon a change in control of the Company (as defined in the 1996 Plan), all stock options will vest and become fully exercisable, and all stock awards will vest and become free of all restrictions. In addition, option holders will have the right, subject to certain restrictions, to elect, within the 60-day period following a change in control, to receive, in cancellation of their options, a cash payment equal to (1) the difference between the change in control price (as defined in the 1996 Plan) and the purchase price per share under their options times (2) the number of shares as to which they are exercising this right.

TAX TREATMENT OF STOCK INCENTIVES

   General. Under the present provisions of the Code, the federal income tax treatment of stock incentives under the 1996 Plan is as follows. Generally, holders are not taxed upon the receipt of options, but recognize ordinary income upon the exercise of nonstatutory stock options in an amount equal to the difference between the fair market value of the stock acquired and the purchase price paid for such stock. Holders of ISOs do not recognize ordinary income as a result of the exercise of such options if certain holding period requirements are met. Holders of stock awards are generally taxed when stock is delivered and vested or when cash is paid pursuant to such awards. The Company will generally be permitted a tax deduction equal to the amount of ordinary income recognized by the holder of a stock incentive at the time the holder recognizes such income. However, this deduction may be limited with respect to a stock incentive granted to an individual who is the chief executive officer or one of the four other most highly compensated executive officers of the Company in any year if the option or award fails to comply with the requirements for "qualified performance-based compensation" under the Code. Moreover, the acceleration of vesting of options and stock awards as a result of a change in control could result in "excess parachute payments," which could also reduce or eliminate the Company's deduction.

   The foregoing discussion is provided as general information only and is not intended to be and does not constitute specific tax advice. In addition, it does not address the impact of state and local taxes or securities laws restrictions.

   Withholding. The Company has a right to withhold any sums required by federal, state or local tax laws with respect to the exercise of any option or SAR or the vesting of any stock award, or to require payment of such amounts before shares are delivered under a stock option or award.

ACCOUNTING TREATMENT OF STOCK INCENTIVES

   No expense is incurred when an option not containing an SAR is granted or exercised, so long as the purchase price equals the fair market value of the Common Stock on the date of grant. The Company's tax deduction described above in the case of nonstatutory options is reported as an adjustment to shareholders' equity. Stock awards result in compensation expense based on the fair market value of the shares covered by the awards, the timing and recording of which depend on the terms of the individual award.

GENERAL

   Authorized but unissued shares of Common Stock, as well as shares held by the Company or a subsidiary, may be used for purposes of the 1996 Plan.

   The 1996 Plan permits certain variations from the terms described above in the case of grants of stock incentives to non-U.S. employees and the assumption of, or the grant of options in substitution for, options held by employees of acquired companies. The 1996 Plan may be amended or terminated by the Board of Directors upon the recommendation of the Compensation Committee without shareholder approval, except as specified in the 1996 Plan, and except that no amendment or termination may adversely affect any stock incentive granted under the 1996 Plan without the consent of the holder. No preemptive rights are applicable to the shares covered by the 1996 Plan. Any cash proceeds received by the Company in connection with stock incentives granted under the 1996 Plan are expected to be used for general corporate purposes.

   It is not possible to state which key employees will be granted stock incentives under the 1996 Plan, or the value or number of shares subject to any particular stock incentive, since these matters will be determined by the Compensation Committee in the future based on an individual's ability to contribute to the profitability, growth and success of the Company. However, in March 1997, options were granted covering a total of 657,650 shares of Common Stock (including an option covering 42,300 shares granted to Mr. Costello and options covering 8,100 shares granted to each of Messrs. Beber, Ellberger and Hyde), and it is anticipated that stock incentives will be granted under the 1996 Plan in the future to key employees in executive, operating, administrative, professional and technical positions on a basis generally comparable to the March 1997 grants. At March 11, 1997, there were 6 executive officers, 11 other officers and 778 other current and former employees holding options and/or shares under the Company's stock incentive plans; however, no shares are available for grants under the Company's stock incentive plans other than the 1996 Plan.

   The 1996 Plan is being submitted for shareholder approval in connection with provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table; such limitation may not apply to certain performance-based compensation arrangements (such as the 1996 Plan) approved by shareholders. If the 1996 Plan is not approved by the shareholders (see "Other Matters -- Votes Required"), the Company will reconsider the alternatives available with respect to stock incentives and other forms of long-term, performance-based compensation.

   The text of the 1996 Plan is set forth in Exhibit A to this Proxy Statement, and the foregoing summary is qualified in its entirety by reference to the text of the 1996 Plan.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1996 PLAN.

                   APPROVAL OF LONG-TERM INCENTIVE PROGRAM

   As described above (see "Election of Directors -- Compensation --LTIP"), the LTIP provides for the grant to executive officers and other senior managers of contingent "Performance Units" under which awards may be earned based on performance during a three-year "Performance Period;" a new three-year Performance Period commences each year, and contingent Performance Units are granted for each Performance Period. The number of Performance Units that may be earned by a participant in the LTIP is subject to a reduction of up to 20%, at the discretion of the Compensation Committee, based on individual performance, which could include, among other things, the participant's performance with respect to strategic matters (such as research and development, acquisitions, business alliances and the like), as well as environmental and social matters. Amounts, if any, earned under Performance Units are paid following the end of each Performance Period. In keeping with the Company's compensation philosophy of uniting executive interests with those of the shareholders, the LTIP provides that, at the discretion of the Compensation Committee, up to 100% of any such payments may be made in shares of Common Stock (which would be issued under the 1996 Plan). Payments of earned Performance Units are not treated as compensation for purposes of the Company's basic and supplemental retirement plans or other employee benefit plans.

   A participant may elect, prior to the end of the Performance Period, to defer receipt of the cash and/or Common Stock otherwise payable in respect of earned Performance Units. Cash amounts may be deferred under the Company's deferred compensation program, earning interest equivalents computed at the prime rate, compounded semiannually. Deferred Common Stock is held in a trust established by the Company; dividends paid on the deferred Common Stock held in the trust are reinvested in Common Stock, and participants have the right to direct the voting of the Common Stock held in the trust. Deferred amounts are generally payable to the participant following termination of employment.

   Performance Units are forfeited in the case of (1) voluntary resignation prior to age 55 or voluntary retirement prior to age 62, in either case without the consent of the Compensation Committee, during the Performance Period and (2) termination for cause. In other cases of termination of employment during the Performance Period, the participant generally receives a pro rata number of the Performance Units earned; similarly, Performance Units are granted on a pro rata basis to any person who begins participating in the LTIP after the beginning of a Performance Period.

   Employees to whom Performance Units are granted also receive grants of stock options based on the number of Performance Units granted (see "Election of Directors -- Compensation -- Stock Options").

1995-1997 AND 1996-1998 PERFORMANCE PERIODS

   Under the LTIP as in effect for the 1995-1997 and 1996-1998 Performance Periods, awards may be earned based on (1) the achievement of "Value Contribution Performance" by the participant's product line (or, in the case of corporate participants, the Company), and/or (2) "Shareholder Value Performance" (measured by appreciation in the price of the Common Stock and dividends paid) as compared to that of the companies in the Standard & Poor's Industrials Index. Performance Units granted to employees of product lines have been weighted 67% on the Value Contribution Performance of their product lines, and

33% on Shareholder Value Performance, during the Performance Period, and Performance Units granted to corporate employees have been weighted 50% on the basis of the Company's Value Contribution Performance and 50% on the basis of Shareholder Value Performance during the Performance Period. (However, in the case of certain executive officers, half of the Performance Units granted have been weighted 50%/50%, and the other half 67%/33%, in recognition of such officers' responsibilities as both product line managers and corporate managers.)

   1995-1997 Performance Period. The following is a summary of the manner in which Performance Units may be earned with respect to Value Contribution Performance and Shareholder Value Performance for the 1995-1997 Performance Period.

   Under the LTIP as in effect for the 1995-1997 Performance Period, Value Contribution Performance is based on the extent to which the dollar return on assets of the participant's product line or other unit (or, in the case of corporate participants, the Company) exceeds a specified dollar target based on the cost of capital. If the product line (or the Company) does not exceed the targeted dollar return on assets during each year of the Performance Period (cumulated over the entire three-year Performance Period), the portion of the relevant participants' Performance Units relating to nominal Value Contribution Performance ("Value Contribution Component") will not be earned; as indicated above, the Value Contribution Component is 67% of each contingent Performance Unit for product line employees and 50% for corporate employees. If the product line (or the Company) exceeds the targeted dollar return on assets during each year of the Performance Period (cumulated over the entire three-year Performance Period), a payout pool will be established in an amount equal to 1% of the excess (such excess being referred to as the "Value Contribution"). In addition, if the prior year's Value Contribution was below the targeted dollar return on assets, the payout pool will be increased (or decreased) by an amount equal to 2% of the amount by which the Value Contribution for each year during the Performance Period is greater (or less) than the Value Contribution for the preceding year, cumulated over the entire three-year Performance Period. If the prior year's Value Contribution was above the targeted dollar return on assets, the payout pool will be increased by an amount equal to 2% of the amount by which the Value Contribution for each year during the Performance Period is greater than the Value Contribution for the preceding year, cumulated over the entire three-year Performance Period. The number of earned Performance Units will be determined by (1) dividing the amount of the payout pool by the closing price of the Common Stock on the last trading day of the year prior to the beginning of the Performance Period, (2) multiplying the quotient by the amount of the Value Contribution Component (67% for product line employees and 50% for corporate employees), and (3) applying a factor, determined by the Compensation Committee in accordance with a formula related to the Company's 1995-1997 business plan, to calculate the number of Performance Units earned by the participants in each product line (or corporate participants, in the case of the Company) as compared to the number of targeted Performance Units granted to such participants.

   As discussed above, the portion of each Performance Unit relating to the Company's Shareholder Value Performance ("Shareholder Value Component") amounts to 33% for product line employees and 50% for corporate employees. If the Company's Shareholder Value Performance during the Performance Period ranks below the 50th percentile of all companies comprising the Standard & Poor's Industrials Index at both the beginning and the end of the Performance Period, the Shareholder Value Component will not be earned, and the participant will receive no payment with respect thereto. If the Company's Shareholder Value Performance ranks at the 50th percentile of such companies, the participant will earn 33% of the Shareholder Value Component. For each one-tenth of a percentile by which the Company's Shareholder Value Performance ranks above the 50th percentile level, the participant will earn an additional 0.44% of the Shareholder Value Component, up to 100% of the Shareholder Value Component if the Company's Shareholder Value Performance ranks at the 65th percentile of such companies. Further, the participant will earn an additional 1.2% of the Shareholder Value Component for each one-tenth of a percentile above the 65th percentile.

   Under the LTIP as in effect for the 1995-1997 Performance Period, the number of Performance Units that may be earned by any participant is limited to 10 times the targeted number of Performance Units or, if less, 250,000 Performance Units (subject to adjustment for stock splits, recapitalizations and similar events).

   1996-1998 Performance Period. The following is a summary of the manner in which Performance Units may be earned with respect to Value Contribution Performance and Shareholder Value Performance for purposes of the 1996-1998 Performance Period.

   As discussed above, for the 1995-1997 and 1996-1998 Performance Periods, the Value Contribution Component is 67% of each contingent Performance Unit for product line employees and 50% for corporate employees. At the beginning of the 1996-1998 Performance Period, the Compensation Committee established, for each product line (except as noted below) and the Company, (1) a "Target" based on forecasted cash flow attributable to annual net operating profit after taxes of the product line (or the Company), less a charge based on its average annual gross assets, aggregated for each of the three years during the Performance Period; (2) a "Performance Threshold" and an "Interim Performance Target," each of which represents a percentage (but less than 100%) of the Target; and (3) three "Performance Levels," each of which represents a percentage (in excess of 100%) of the Target. The Value Contribution Component will not be earned (and the participant will receive no payment with respect thereto) if the product line (or the Company) does not achieve the Performance Threshold; if the Performance Threshold is achieved, a portion of the Value Contribution Component will be earned. If the Interim Performance Target is achieved, a greater portion of the Value Contribution Component (but less than 100%) will be earned. If the Target is achieved, 100% of the Value Contribution Component will be earned, and if any of the three Performance Levels is achieved, more than 100% of the Value Contribution Component will be earned (subject to a maximum of 250% of the Value Contribution Component, as discussed below). The Targets and the percentages of the Value Contribution Component that may be earned at the Performance Thresholds, the Interim Performance Targets and the Performance Levels vary among the product lines and the Company, based on factors affecting their respective strategies, operations and objectives. In addition, the performance objectives established with respect to one small product line (subsequently classified as a discontinued operation) differ from those described above.

   As discussed above, for the 1995-1997 and 1996-1998 Performance Periods, the Shareholder Value Component amounts to 33% for product line employees and 50% for corporate employees. If the Company's Shareholder Value Performance during the 1996-1998 Performance Period ranks below the 40th percentile of all companies comprising the Standard & Poor's Industrials Index at both the beginning and the end of the Performance Period, the Shareholder Value Component will not be earned, and the participant will receive no payment with respect thereto. If the Company's Shareholder Value Performance ranks at the 40th percentile of such companies, the participant will earn 40% of the Shareholder Value Component. For each one-tenth of a percentile by which the Company's Shareholder Value Performance ranks above the 40th percentile level, the participant will earn an additional 0.6% of the Shareholder Value Component, up to 100% of the Shareholder Value Component if the Company's Shareholder Value Performance ranks at the 50th percentile of such companies. Further, the participant will earn an additional increment of the Shareholder Value Component for each one-tenth of a percentile above such 50th percentile (subject to a maximum of 250% of the Shareholder Value Component, as discussed below).

   Under the LTIP as in effect for the 1996-1998 Performance Period, the number of Performance Units that may be earned by any participant is limited to 2.5 times the targeted number of Performance Units or, if less, 30,000 Performance Units (subject to adjustment for stock splits, recapitalizations and similar events).

   The LTIP as in effect for the 1995-1997 and 1996-1998 Performance Periods is intended to relate to the Company's ongoing businesses; consequently, Performance Units are expected to be earned based on the Company's core businesses. However, adjustments have been made and may be made (by or under the authority of the Compensation Committee) in the case of certain divestments of business units, transfers of business units from one product line to another, and gains or losses resulting from unbudgeted events.

PROPOSED AMENDMENTS

   The Board of Directors (on the recommendation of the Compensation Committee) has determined to amend the LTIP in two principal respects (subject to shareholder approval at the Annual Meeting).

First, beginning with the 1997-1999 Performance Period, Performance Units would be earned solely on the basis of Shareholder Value Performance, generally as described in the third paragraph under "1996-1998 Performance Period" above; thus, Performance Units will no longer have a Value Contribution Component and will be earned based solely on appreciation in the price of and dividends paid on the Common Stock as compared to the companies in the Standard & Poor's Industrials Index. Second, the number of Performance Units that may be earned by any participant would be limited to 2.5 times the targeted number of Performance Units or, if less, 75,000 units (subject to adjustment for stock splits, recapitalizations and similar events). In addition, the value of earned Performance Units would be based on the average closing prices of the Common Stock for the last 10 trading days of the Performance Period, rather than the average of the high and low sale prices of the Common Stock on the last day of the Performance Period.

TAX TREATMENT OF PERFORMANCE UNITS

   Under the present provisions of the Code, a participant who receives payment with respect to earned Performance Units will realize taxable compensation equal to the amount of such payment. To the extent that such payment is made in shares of Common Stock as described above, the recipient's taxable compensation will equal the fair market value of the shares so delivered, and the participant's tax basis for such shares will be the amount of such taxable compensation. If such shares are subsequently sold, the participant will realize a capital gain (or loss) equal to the amount by which the proceeds of the sale exceed (or are less than) his or her basis for such shares, which will be long-term capital gain (or loss) if the shares have been held for more than one year at the time of sale. To the extent that the receipt of cash or Common Stock payable under the LTIP is deferred, the Company has been advised that, subject to the satisfaction of certain requirements, a participant will not be taxable on the amount deferred at the time of the election to defer or at the date on which the amount would otherwise have been received.

   Subject to provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table, the Company will generally be entitled to a tax deduction equal to the amount of the taxable compensation recognized by a participant in the LTIP at the time such income is recognized.

   The foregoing discussion is provided as general information only and is not intended to be and does not constitute specific tax advice. In addition, it does not address the impact of state and local taxes or securities laws restrictions.

ACCOUNTING TREATMENT OF PERFORMANCE UNITS

   The payment of Performance Units will result in compensation expense over each three-year Performance Period.

GENERAL

   The LTIP is administered by the Compensation Committee, which is responsible for approving (1) the performance measurements and objectives for each Performance Unit; (2) the terms of future Performance Periods; (3) the persons to whom Performance Units are granted; and (4) the number of Performance Units granted to each such person. In addition, the Compensation Committee is responsible for determining any adjustments of the components of any Performance Unit for the 1995-1997 and 1996-1998 Performance Periods, as discussed above. The Compensation Committee has determined that certain information concerning the Company's strategic objectives and the calculation of awards under the LTIP (e.g., the Targets, the Performance Thresholds, the Interim Performance Targets and the Performance Levels referred to above) constitutes confidential business information, the disclosure of which in this Proxy Statement would have an adverse effect on the Company.

   It is not possible to state which employees will be granted Performance Units under the LTIP in the future, the terms of such Performance Units or the amounts that may be earned under such Units, since these matters will be determined by the Compensation Committee in the future based on an individual's ability to contribute to the Company's growth and profitability. However, in March 1997, a total of 119,300 contingent Performance Units was granted for the 1997-1999 Performance Period to 6 executive officers (including a grant of 14,100 Performance Units to Mr. Costello and grants of 2,700 Performance Units to each of Messrs. Beber, Ellberger and Hyde), 10 other officers and 131 other employees worldwide, and, subject to the above considerations, the Company expects that contingent Performance Units will continue to be granted to high-level managers in executive, operating, administrative, professional and technical positions on a basis generally comparable to the March 1997 grants. (See "Election of Directors -- Compensation -- LTIP" for information regarding Performance Units granted to the executive officers named in the Summary Compensation Table with respect to the 1996-1998 Performance Period.)

   The LTIP is being submitted for shareholder approval in connection with provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table; such limitation may not apply to certain performance-based compensation arrangements (such as the LTIP) approved by shareholders. If the LTIP is not approved by the shareholders (see "Other Matters -- Votes Required"), the Company will reconsider the alternatives available with respect to long-term, performance-based compensation.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE LTIP.

              APPROVAL OF ANNUAL INCENTIVE COMPENSATION PROGRAM

   Under the Company's annual incentive compensation program ("Program"), annual incentive compensation awards, or bonuses ("Awards"), have been paid to executive and other officers, senior managers and other employees for many years. In recent years, the Program has been modified to increase the extent to which Awards are based on performance rather than discretionary factors. (See "Election of Directors -- Compensation -- Report of the Compensation Committee on Executive Compensation" for additional information.)

   In 1995 and 1996, the Board of Directors (on the recommendation of the Compensation Committee) adopted, and the Company's shareholders approved, modifications to the Program, primarily to comply with provisions of the Code that may limit the Company's ability to deduct for U.S. federal income tax purposes compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table. As modified, the Program had two components. The first component ("Formula Component") was strictly formula-driven and applied to the chief executive officer and to other executive officers whose annual compensation approached $1 million. Under the second component ("Discretionary Component"), Awards would be based on discretionary factors in addition to the pools referred to above. Awards could be made to the chief executive officer and other executive officers under the Discretionary Component, as well as the Formula Component; however, Awards under the Discretionary Component would not qualify as "performance-based" under the Code provisions referred to above and would consequently not be deductible by the Company if the total of salary and other non-performance-based compensation paid to any such individual should exceed $1 million in any calendar year.

   In early 1997, the Board of Directors (on the recommendation of the Compensation Committee) approved the further amendment of the Program (subject to shareholder approval at the Annual Meeting) by eliminating the Discretionary Component described above (primarily because no Awards have been granted or are expected to be granted under the Discretionary Component). Under the Program as amended, the Compensation Committee would, during the first quarter of each year, specify (1) the executive officers to participate in the Program that year; (2) the amount of the Award that could be earned by each participant at various levels of performance; (3) the maximum amount of the Award that could be earned for that year by each participant (which may not exceed 130% of the annual base salary of the chief executive officer in effect at the beginning of the year); and (4) the performance criteria under which Awards may be earned by each participant, using one or more of the following: pretax or after-tax earnings from continuing operations, earnings per share, rate of return on assets or capital employed, cash flow, or net worth, of the Company and/or one or more of its product lines or other units. For purposes of evaluating performance based on these criteria, the Compensation Committee could employ such comparisons as results versus budget; current year results versus results for one or more prior years; results relative to those achieved by comparable companies; or results versus a standard or target designated by the Compensation Committee; or a combination of the foregoing.

TAX TREATMENT OF AWARDS

   Under the present provisions of the Code, a recipient of an Award will realize taxable compensation equal to the amount of the Award.

   Subject to the provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table, the Company will generally be entitled to a tax deduction equal to the amount of the taxable compensation paid to the recipient of an Award.

ACCOUNTING TREATMENT OF AWARDS

   The payment of Awards will result in compensation expense.

GENERAL

   The Program is administered by the Compensation Committee, which is responsible for, among other things, approving (1) the performance measurements and objectives under the Program, (2) the persons to whom Awards are given and (3) the amounts of Awards. The Compensation Committee has determined that certain information concerning the calculation of Awards under the Program (e.g., the performance criteria on which Awards are based) constitutes confidential business information, the disclosure of which in this Proxy Statement would have an adverse effect on the Company.

   It is not possible to state which employees will receive Awards in the future or the amounts of such Awards, since these matters will be determined in the future by the Board of Directors (on the recommendation of the Compensation Committee). However, the Company expects that Awards will continue to be made to executive and other officers, senior managers and other employees, including employees in executive, operating, administrative, professional and technical positions. Under the Program as in effect with respect to 1996, Awards totaling approximately $16.5 million were paid to a total of 11 current and former executive officers, 17 other current and former officers, and approximately 1,000 other current and former employees worldwide. (See the Summary Compensation Table for information regarding Awards made to the executive officers named in the Table.)

   As noted above, the Program is being submitted for shareholder approval in connection with provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table; such limitation may not apply to certain performance-based compensation arrangements (such as the Program) approved by shareholders. If the Program is not approved by the shareholders (see "Other Matters -- Votes Required" below), the Company will reconsider the alternatives available with respect to annual incentive compensation.

                           ------------------

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROGRAM.

            APPROVAL OF 1997 STOCK PLAN FOR NONEMPLOYEE DIRECTORS

   As noted under "Election of Directors -- Compensation -- Directors' Compensation and Consulting Arrangements," a new compensation program for nonemployee directors will be implemented effective July 1, 1997 (subject to shareholder approval of the 1997 Stock Plan for Nonemployee Directors). Under the new program, (1) each nonemployee director will receive an annual retainer of $50,000, of which $35,000 will be in the form of Common Stock and the balance will be in cash or Common Stock, at the election of the director;
(2) each committee chair will receive an additional annual retainer of $3,000 in cash or Common Stock, at the election of the director; and (3) each nonemployee director will receive $2,000 for each Board meeting and $1,000 for each committee meeting attended (except that committee chairs will receive $1,200 per committee meeting), in cash or Common Stock, at the election of the director. In addition, the current nonemployee directors' retirement plan will terminate effective July 1, 1997. Benefits earned and accrued with respect to current directors will be frozen, vested (to the extent not previously vested) and converted to present value. The amount so determined will be deferred in cash or in Common Stock, at the election of the director, and will be paid following the director's termination from service (see "Election of Directors -- Compensation -- Directors' Compensation and Consulting Arrangements").

   The new directors' compensation program is designed to enable the Company to attract and retain the most highly qualified directors, to link their compensation to the performance of the Common Stock, and to unite their interests with those of the shareholders. The Common Stock used for purposes of the new program, as well as for purposes of the final annual retainer under the current directors' compensation program, will be issued or delivered under the Company's 1997 Stock Plan for Nonemployee Directors ("Directors' Stock Plan").

   The Directors' Stock Plan provides for the issuance or delivery of Common Stock in respect of the retainers and fees described above, as well as benefits earned and accrued under the current nonemployee directors' retirement plan (which is to be terminated), all on the terms authorized by the Board of Directors from time to time. Thus, the Board would continue to have the ability to change the nature and extent of compensation provided to nonemployee directors.

   As defined in the Directors' Stock Plan, a nonemployee director is an individual not employed by the Company or any subsidiary.

LIMITATIONS

   Up to 200,000 shares of Common Stock (subject to adjustment for stock splits, recapitalizations and similar events) may be issued or delivered pursuant to the Directors' Stock Plan.

TAX TREATMENT OF DIRECTORS' COMPENSATION

   Under the present provisions of the Code, a nonemployee director will realize taxable compensation equal to the cash and the fair market value of the Common Stock received in payment of the retainers and fees described above. Such nonemployee director's tax basis for such Common Stock will be the amount of such taxable compensation received in the form of Common Stock. If such Common Stock is subsequently sold, the nonemployee director will realize a capital gain (or loss) equal to the amount by which the proceeds of the sale exceed (or are less than) his or her basis for such Common Stock, which will be long-term capital gain (or loss) if the shares have been held for more than one year at the time of sale. To the extent that the receipt of cash or Common Stock is deferred, the Company has been advised that, subject to the satisfaction of certain requirements, a director will not be taxable on the amount deferred at the time of the election to defer or at the date on which the amount would otherwise have been received.

   The Company will generally be entitled to a tax deduction in an amount equal to the amount of taxable compensation recognized by the nonemployee director at the time such compensation is recognized.

   The foregoing discussion is provided as general information only and is not intended to be and does not constitute specific tax advice. In addition, it does not address the impact of state and local taxes or securities laws restrictions.

ACCOUNTING TREATMENT OF DIRECTORS' COMPENSATION

   The payment of directors' fees and retainers will result in compensation expense.

GENERAL

   Authorized but unissued shares of Common Stock, as well as shares held by the Company or a subsidiary, may be used for purposes of the Directors' Stock Plan. In addition, subject to certain conditions, the Company may remit to an independent agent (including the trustee of the trust referred to above) cash in an amount equal to the retainers and/or fees payable from time to time under the new directors' compensation program, which independent agent shall use such cash to purchase the appropriate amount of Common Stock in open market transactions.

   The Directors' Stock Plan may be amended or terminated by the Board upon the recommendation of the Compensation Committee without shareholder approval, except as specified in the Directors' Stock Plan.

   The Directors' Stock Plan is being submitted for shareholder approval to comply with rules of the New York Stock Exchange. The Directors' Stock Plan will not become effective unless it is approved by the shareholders (see "Other Matters -- Votes Required"). If the Directors' Stock Plan is not approved by the shareholders, the Company will reconsider the alternatives available with respect to the compensation of nonemployee directors.

   The text of the Directors' Stock Plan is set forth in Exhibit B to this Proxy Statement, and the foregoing summary is qualified in its entirety by reference to the text of the Directors' Stock Plan.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTORS' STOCK PLAN.

                                OTHER MATTERS

OTHER BUSINESS

   The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretion to act in accordance with their best judgment.

PROXY AND VOTING PROCEDURES

   The enclosed proxy covers the shares held of record by a shareholder at the close of business on March 11, 1997. In addition, the proxy covers shares held at that date in such shareholder's accounts under the Company's Dividend Reinvestment Plan and/or the Savings Plan if such accounts carry the same federal tax identification number as the shares held of record.

   The proxy enables a shareholder to vote on the proposals covered by this Proxy Statement. The shares represented by each valid proxy received in a timely manner will be voted in accordance with the choices indicated on the proxy. A proxy may be revoked by written notice to the Company prior to the Annual Meeting, or at the Annual Meeting before it is voted.

   The Company has adopted a policy that all proxies, ballots and other voting materials that identify the votes of specific shareholders are to be kept permanently confidential, except as required by law. The policy provides that access to such materials is limited to the vote tabulators and the independent inspectors of voting, who must certify compliance with such policy.

VOTES REQUIRED

   Under the Company's By-laws, the election of directors requires the affirmative vote of a plurality of the votes cast on the election at the Annual Meeting, and the approval of the other matters to be voted on at the Annual Meeting requires the affirmative vote of a majority of the votes cast on each matter at the Annual Meeting.

   Under Delaware law and the Company's Certificate of Incorporation and By-laws, abstentions and votes withheld, as well as "non-votes," are counted in determining the number of shares represented at the Annual Meeting, but are not voted for the election of directors (thereby having the effect of a vote withheld with respect to such election), or for or against other proposals submitted to the shareholders, and are not deemed "cast" by shareholders (thereby having no effect on the vote with respect to such other proposals).

SOLICITATION PROCEDURES

   Proxies will be solicited primarily by mail; however, employees of the Company may also solicit proxies in person or otherwise. In addition, the Company has retained D. F. King & Co., Inc. to solicit proxies by mail, telephone and/or otherwise and will pay such firm a fee estimated at $13,000, plus reasonable expenses, for these services. Certain holders of record (such as brokers, custodians and nominees) are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies. The Company will pay all costs of the proxy solicitation, and will reimburse brokers and other persons for the expenses they incur in sending proxy materials to beneficial owners and compensate them for such services in accordance with the rules of the New York Stock Exchange.

PROPOSALS FOR 1998 ANNUAL MEETING

   Any shareholder wishing to submit a proposal for inclusion in the Proxy Statement for the 1998 Annual Meeting pursuant to the shareholder proposal rules of the SEC should submit the proposal in writing to Robert B. Lamm, Secretary, W. R. Grace & Co., One Town Center Road, Boca Raton, Florida 33486-1010. The Company must receive a proposal by December 8, 1997 in order to consider it for inclusion in the 1998 Proxy Statement.

   In addition, the Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communications relating to those By-law provisions should be directed to Mr. Lamm at the above address.

                                                                     EXHIBIT A

                              W. R. GRACE & CO.
                          1996 STOCK INCENTIVE PLAN

   1. Purposes. The purposes of this Plan are (a) to enable Key Persons to have incentives related to Common Stock, (b) to encourage Key Persons to increase their interest in the growth and prosperity of the Company and to stimulate and sustain constructive and imaginative thinking by Key Persons,
(c) to further the identity of interests of Key Persons with the interests of the Company's stockholders, and (d) to induce the service or continued service of Key Persons and to enable the Company to compete with other organizations offering similar or other incentives in obtaining and retaining the services of the most highly qualified individuals.

   2. Definitions. When used in this Plan, the following terms shall have the meanings set forth in this section 2.

   Board of Directors: The Board of Directors of the Company.

   cessation of service (or words of similar import): When a person ceases to be an employee of the Company or a Subsidiary. For purposes of this definition, if an entity that was a Subsidiary ceases to be a Subsidiary, persons who immediately thereafter remain employees of that entity (and are not employees of the Company or an entity that is a Subsidiary) shall be deemed to have ceased service.

   Change in Control: Shall be deemed to have occurred if (a) the Company determines that any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the outstanding Common Stock of the Company; (b) individuals who are "Continuing Directors" (as defined below) cease to constitute a majority of any class of the Board of Directors; (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Corporate Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own more than 60% of the combined voting power of the corporation resulting from such Corporate Transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company. Notwithstanding any other provision of this Plan, the distribution of all of the shares of Common Stock of the Company to the shareholders of W. R. Grace & Co., a New York corporation, shall not be deemed a Change in Control.

   Change in Control Price: The higher of (a) the highest reported sales price, regular way, as reported in The Wall Street Journal or another newspaper of general circulation, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option is exercised. To the extent that the consideration paid in any Corporate Transaction or other transaction described above consists in whole or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board of Directors.

   Code: The Internal Revenue Code of 1986, as amended.

   Committee: The Compensation, Employee Benefits and Stock Incentive Committee of the Board of Directors of the Company or any other committee designated by the Board of Directors to administer stock incentive and stock option plans of the Company and the Subsidiaries generally or this Plan specifically.

   Common Stock: The common stock of the Company, par value $.01 per share, or such other class of shares or other securities or property as may be applicable pursuant to the provisions of section 8.

    Company: W. R. Grace & Co., a Delaware corporation.

   Corporate Transaction: The meaning set forth in the definition of "Change in Control" above.

   Exchange Act: The Securities Exchange Act of 1934, as amended.

   Exercise Period: The meaning set forth in section 14(b) of this Plan.

   Fair Market Value: (a) The mean between the high and low sales prices of a share of Common Stock in New York Stock Exchange composite transactions on the applicable date, as reported in The Wall Street Journal or another newspaper of general circulation, or, if no sales of shares of Common Stock were reported for such date, for the next preceding date for which such sales were so reported, or (b) the fair market value of a share of Common Stock determined in accordance with any other reasonable method approved by the Committee.

   Incentive Stock Option: A stock option that states that it is an incentive stock option and that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder applicable to incentive stock options, as in effect from time to time.

   issuance (or words of similar import): The issuance of authorized but unissued Common Stock or the transfer of issued Common Stock held by the Company or a Subsidiary.

   Key Person: An employee of the Company or a Subsidiary who, in the opinion of the Committee, has contributed or can contribute significantly to the growth and successful operations of the Company or one or more Subsidiaries. The grant of a Stock Incentive to an employee shall be deemed a determination by the Committee that such person is a Key Person.

   Nonstatutory Stock Option: An Option that is not an Incentive Stock
Option.

   Option: An option granted under this Plan to purchase shares of Common
Stock.

   Option Agreement: An agreement setting forth the terms of an Option.

   Plan: The 1996 Stock Incentive Plan of the Company herein set forth, as the same may from time to time be amended.

   service: Service to the Company or a Subsidiary as an employee. "To serve" has a correlative meaning.

   Spread: The meaning set forth in section 14(b) of this Plan.

   Stock Award: An issuance of shares of Common Stock or an undertaking (other than an Option) to issue such shares in the future.

   Stock Incentive: A stock incentive granted under this Plan in one of the forms provided for in section 3.

   Subsidiary: A corporation (or other form of business association) of which shares (or other ownership interests) having 50% or more of the voting power regularly entitled to vote for directors (or equivalent management rights) are owned, directly or indirectly, by the Company, or any other entity designated as such by the Board of Directors; provided, however, that in the case of an Incentive Stock Option, the term "Subsidiary" shall mean a Subsidiary (as defined by the preceding clause) that is also a "subsidiary corporation" as defined in Section 424(f) of the Code and the regulations thereunder, as in effect from time to time.

   3. Grants of Stock Incentives. (a) Subject to the provisions of this Plan, the Committee may at any time and from time to time grant Stock Incentives under this Plan to, and only to, Key Persons.

   (b) The Committee may grant a Stock Incentive to be effective at a specified future date or upon the future occurrence of a specified event. For the purposes of this Plan, any such Stock Incentive shall be deemed granted on the date it becomes effective. An agreement or other commitment to grant a Stock Incentive that is to be effective in the future shall not be deemed the grant of a Stock Incentive until the date on which such Stock Incentive becomes effective.

    (c) A Stock Incentive may be granted in the form of:

     (i) a Stock Award, or

     (ii) an Option, or

     (iii) a combination of a Stock Award and an Option.

   4. Stock Subject to this Plan. (a) Subject to the provisions of paragraph
(c) of this section 4 and the provisions of section 8, the maximum number of shares of Common Stock that may be issued pursuant to Stock Incentives granted under this Plan shall not exceed seven million (7,000,000).

   (b) Authorized but unissued shares of Common Stock and issued shares of Common Stock held by the Company or a Subsidiary, whether acquired specifically for use under this Plan or otherwise, may be used for purposes of this Plan.

   (c) If any shares of Common Stock subject to a Stock Incentive shall not be issued and shall cease to be issuable because of the termination, in whole or in part, of such Stock Incentive or for any other reason, or if any such shares shall, after issuance, be reacquired by the Company or a Subsidiary from the recipient of such Stock Incentive, or from the estate of such recipient, for any reason, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this section 4 and may again be made subject to Stock Incentives.

   (d) Of the total number of shares specified in paragraph (a) of this section 4 (subject to adjustment as specified therein), during the term of this Plan as defined in section 9, (i) no more than 10% may be subject to Options granted to any one Key Person and (ii) no more than 15% may be subject to Stock Incentives granted to any one Key Person.

   5. Stock Awards. Except as otherwise provided in section 12, Stock Incentives in the form of Stock Awards shall be subject to the following provisions:

   (a) For purposes of this Plan, all shares of Common Stock subject to a Stock Award shall be valued at not less than 100% of the Fair Market Value of such shares on the date such Stock Award is granted, regardless of whether or when such shares are issued pursuant to such Stock Award and whether or not such shares are subject to restrictions affecting their value.

   (b) Shares of Common Stock subject to a Stock Award may be issued to a Key Person at the time the Stock Award is granted, or at any time subsequent thereto, or in installments from time to time. In the event that any such issuance shall not be made at the time the Stock Award is granted, the Stock Award may provide for the payment to such Key Person, either in cash or shares of Common Stock, of amounts not exceeding the dividends that would have been payable to such Key Person in respect of the number of shares of Common Stock subject to such Stock Award (as adjusted under section 8) if such shares had been issued to such Key Person at the time such Stock Award was granted. Any Stock Award may provide that the value of any shares of Common Stock subject to such Stock Award may be paid in cash, on each date on which shares would otherwise have been issued, in an amount equal to the Fair Market Value on such date of the shares that would otherwise have been issued.

   (c) The material terms of each Stock Award shall be determined by the Committee. Each Stock Award shall be evidenced by a written instrument consistent with this Plan. It is intended that a Stock Award would be (i) made contingent upon the attainment of one or more specified performance objectives and/or (ii) subject to restrictions on the sale or other disposition of the Stock Award or the shares subject thereto for a period of three or more years; provided, however, that (x) a Stock Award may include restrictions and limitations in addition to those provided for herein and (y) of the total number of shares specified in paragraph (a) of section 4 (subject to adjustment as specified therein), up to 3% may be subject to Stock Awards not subject to clause (i) or clause (ii) of this sentence.

   (d) A Stock Award shall be granted for such lawful consideration as may be provided for therein.

   6. Options. Except as otherwise provided in section 12, Stock Incentives in the form of Options shall be subject to the following provisions:

    (a) The purchase price per share of Common Stock shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. The purchase price and any withholding tax that may be due on the exercise of an Option may be paid in cash, or, if so provided in the Option Agreement, (i) in shares of Common Stock (including shares issued pursuant to the Option being exercised and shares issued pursuant to a Stock Award granted subject to restrictions as provided for in paragraph (c) of section 5), or (ii) in a combination of cash and such shares; provided, however, that no shares of Common Stock delivered in payment of the purchase price may be "immature shares," as determined in accordance with generally accepted accounting principles in effect at the time. Any shares of Common Stock delivered to the Company in payment of the purchase price or withholding tax shall be valued at their Fair Market Value on the date of exercise. No certificate for shares of Common Stock shall be issued upon the exercise of an Option until the purchase price for such shares has been paid in full.

   (b) If so provided in the Option Agreement, the Company shall, upon the request of the holder of the Option and at any time and from time to time, cancel all or a portion of the Option then subject to exercise and either (i) pay the holder an amount of money equal to the excess, if any, of the Fair Market Value, at such time or times, of the shares subject to the portion of the Option so canceled over the purchase price for such shares, or (ii) issue shares of Common Stock to the holder with a Fair Market Value, at such time or times, equal to such excess, or (iii) pay such excess by a combination of money and shares.

   (c) Each Option may be exercisable in full at the time of grant, or may become exercisable in one or more installments and at such time or times or upon the occurrence of such events, as may be specified in the Option Agreement, as determined by the Committee. Unless otherwise provided in the Option Agreement, an Option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of such Option.

   (d) Each Option shall be exercisable during the life of the holder only by him and, after his death, only by his estate or by a person who acquires the right to exercise the Option by will or the laws of descent and distribution. An Option, to the extent that it shall not have been exercised or canceled, shall terminate as follows after the holder ceases to serve: (i) if the holder shall voluntarily cease to serve without the consent of the Committee or shall have his service terminated for cause, the Option shall terminate immediately upon cessation of service; (ii) if the holder shall cease to serve by reason of death, incapacity or retirement under a retirement plan of the Company or a Subsidiary, the Option shall terminate three years after the date on which he ceased to serve; and (iii) except as provided in the next sentence, in all other cases the Option shall terminate three months after the date on which the holder ceased to serve unless the Committee shall approve a longer period (which approval may be given before or after cessation of service) not to exceed three years. If the holder shall die or become incapacitated during the three-month period (or such longer period as the Committee may approve) referred to in the preceding clause (iii), the Option shall terminate three years after the date on which he ceased to serve. A leave of absence for military or governmental service or other purposes shall not, if approved by the Committee (which approval may be given before or after the leave of absence commences), be deemed a cessation of service within the meaning of this paragraph (d). Notwithstanding the foregoing provisions of this paragraph (d) or any other provision of this Plan, no Option shall be exercisable after expiration of a period of ten years and one month from the date the Option is granted. Where a Nonstatutory Option is granted for a term of less than ten years and one month, the Committee may, at any time prior to the expiration of the Option, extend its term for a period ending not later than ten years and one month from the date the Option was granted. Such an extension shall not be deemed the grant of a new Option under this Plan.

   (e) No Option nor any right thereunder may be assigned or transferred except by will or the laws of descent and distribution and except, in the case of a Nonstatutory Option, pursuant to a qualified domestic relations order (as defined in the Code), unless otherwise provided in the Option Agreement.

   (f) An Option may, but need not, be an Incentive Stock Option. All shares of Common Stock that may be made subject to Stock Incentives under this Plan may be made subject to Incentive Stock Options;

provided, however, that (i) no Incentive Stock Option may be granted more than ten years after the effective date of this Plan, as provided in section 9; and (ii) the aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of the shares subject to each installment becoming exercisable for the first time in any calendar year under Incentive Stock Options granted on or after January 1, 1987 (under all plans, including this Plan, of his employer corporation and its parent and subsidiary corporations) to the Key Person to whom such Incentive Stock Option is granted shall not exceed $100,000.

   (g) The material terms of each Option shall be determined by the Committee. Each Option shall be evidenced by a written instrument consistent with this Plan, and shall specify whether the Option is an Incentive Stock Option or a Nonstatutory Option. An Option may include restrictions and limitations in addition to those provided for in this Plan.

   (h) Options shall be granted for such lawful consideration as may be provided for in the Option.

   7. Combination of Stock Awards and Options. Stock Incentives authorized by paragraph (c)(iii) of section 3 in the form of combinations of Stock Awards and Options shall be subject to the following provisions: (a) A Stock Incentive may be a combination of any form of Stock Award and any form of Option; provided, however, that the terms and conditions of such Stock Incentive pertaining to a Stock Award are consistent with section 5 and the terms and conditions of such Stock Incentive pertaining to an Option are consistent with section 6.

   (b) Such combination Stock Incentive shall be subject to such other terms and conditions as may be specified therein, including without limitation a provision terminating in whole or in part a portion thereof upon the exercise in whole or in part of another portion thereof.

   (c) The material terms of each combination Stock Incentive shall be determined by the Committee. Each combination Stock Incentive shall be evidenced by a written instrument consistent with this Plan.

   8. Adjustment Provisions. (a) In the event that any reclassification, split-up or consolidation of the Common Stock shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or for shares of the stock or other securities or property of any other corporation or person, or a record date for determination of holders of Common Stock entitled to receive a dividend payable in Common Stock shall occur, (i) the number, kind and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid per share or other unit under outstanding Stock Incentives, and (iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property, shall in each case be equitably adjusted as determined by the Committee.

   (b) In the event that there shall occur any spin-off or other distribution of assets of the Company to its shareholders (including without limitation an extraordinary dividend), (i) the number, kind and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid per share or other unit under outstanding Stock Incentives, and (iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property, shall in each case be equitably adjusted as determined by the Committee.

   9. Term. This Plan shall be deemed adopted and shall become effective on the date as of which it is approved by W. R. Grace & Co., a New York corporation, as sole shareholder of the Company. No Stock Incentives shall be granted under this Plan after the tenth anniversary of such date.

   10. Administration. (a) This Plan shall be administered by the Committee. No director shall be designated as or continue to be a member of the Committee unless he shall at the time of designation and at all times during service as a member of the Committee be an "outside director" within the meaning of Section 162(m) of the Code. The Committee shall have full authority to act in the matter of selection of Key Persons and in granting Stock Incentives to them and such other authority as is granted to the Committee by this Plan. Notwithstanding any other provision of this Plan, the Board of Directors may exercise any and all powers of the Committee with respect to this Plan, except to the extent that the possession or exercise of any power by the Board of Directors would cause any Stock Incentive to become subject to, or to lose an exemption from, Section 162(m) of the Code or Section 16(b) of the Exchange Act.

   (b) The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary to determine eligibility to be granted Stock Incentives under this Plan and for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its Subsidiaries, its shareholders and its directors, officers and employees, and upon their respective legal representatives, beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

   (c) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability in the performance of their duties, except as otherwise provided by applicable law.

   11. General Provisions. (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the service of the Company or a Subsidiary, or shall affect the right of the Company or of a Subsidiary to terminate the service of any person with or without cause.

   (b) No shares of Common Stock shall be issued pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance of such shares have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance, the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements.

   (c) No person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Stock Incentive except as to such shares of Common Stock, if any, as shall have been issued to him.

   (d) In the case of a grant of a Stock Incentive to a Key Person who is employed by a Subsidiary, such grant may provide for the issuance of the shares covered by the Stock Incentive to the Subsidiary, for such consideration as may be provided, upon the condition or understanding that the Subsidiary will transfer the shares to the Key Person in accordance with the terms of the Stock Incentive.

   (e) In the event the laws of a country in which the Company or a Subsidiary has employees prescribe certain requirements for Stock Incentives to qualify for advantageous tax treatment under the laws of that country (including, without limitation, laws establishing options analogous to Incentive Stock Options), the Committee, may, for the benefit of such employees, amend, in whole or in part, this Plan and may include in such amendment additional provisions for the purposes of qualifying the amended plan and Stock Incentives granted thereunder under such laws; provided, however, that (i) the terms and conditions of a Stock Incentive granted under such amended plan may not be more favorable to the recipient than would be permitted if such Stock Incentive had been granted under this Plan as herein set forth, (ii) all shares allocated to or utilized for the purposes of such amended plan shall be subject to the limitations of section 4, and (iii) the provisions of the amended plan may restrict but may not extend or amplify the provisions of sections 9 and 13.

   (f) The Company or a Subsidiary may make such provisions as either may deem appropriate for the withholding of any taxes that the Company or a Subsidiary determines is required to be withheld in connection with any Stock Incentive.

    (g) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to directors, officers or employees generally, or to any class or group of such persons, that the Company or any Subsidiary now has or may hereafter put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

   12. Acquisitions. If the Company or any Subsidiary should merge or consolidate with, or purchase stock or assets or otherwise acquire the whole or part of the business of, another entity, the Company, upon the approval of the Committee, (a) may assume, in whole or in part and with or without modifications or conditions, any stock incentives granted by the acquired entity to its directors, officers, employees or consultants in their capacities as such, or (b) may grant new Stock Incentives in substitution therefor. Any such assumed or substitute Stock Incentives may contain terms and conditions inconsistent with the provisions of this Plan (including the limitations set forth in paragraph (d) of section 4), including additional benefits for the recipient; provided, however, that if such assumed or substitute Stock Incentives are Incentive Stock Options, such terms and conditions are permitted under the plan of the acquired entity. For the purposes of any applicable plan provision involving time or a date, a substitute Stock Incentive shall be deemed granted as of the date of grant of the original stock incentive.

   13. Amendments and Termination. (a) This Plan may be amended or terminated by the Board of Directors upon the recommendation of the Committee; provided, however, that, without the approval of the stockholders of the Company, no amendment shall be made which (i) causes this Plan to cease to comply with applicable law, (ii) permits any person who is not a Key Person to be granted a Stock Incentive (except as otherwise provided in section 12), (iii) amends the provisions of paragraph (d) of section 4, paragraph (a) of section 5 or paragraph (a) or paragraph (f) of section 6 to permit shares to be valued at, or to have a purchase price of, respectively, less than the percentage of Fair Market Value specified therein, (iv) amends section 9 to extend the date set forth therein, or (v) amends this section
13.

   (b) No amendment or termination of this Plan shall adversely affect any Stock Incentive theretofore granted, and no amendment of any Stock Incentive granted pursuant to this Plan shall adversely affect such Stock Incentive, without the consent of the holder thereof.

   14. Change in Control Provisions. (a) Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control:

     (i) Any Options outstanding as of the date on which such Change in Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; and

     (ii) All restrictions and deferral limitations applicable to Stock Incentives shall lapse, and Stock Incentives shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

   (b) Notwithstanding any other provision of this Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, the holder of an Option shall have the right, in lieu of the payment of the purchase price for the shares of Common Stock being purchased under the Option, by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days after such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the purchase price per share of Common Stock under the Option (the "Spread") multiplied by the number of shares of Common Stock subject to the Option as to which the right subject to this Section 14(b) shall have been exercised.

   (c) Notwithstanding any other provision of this Plan, if any right granted pursuant to this Plan to receive cash in respect of a Stock Incentive would make a Change in Control transaction ineligible for pooling-of-interests accounting that, but for the nature of such grant, would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for such cash Common Stock with a Fair Market Value equal to the amount of such cash.

                                                                     EXHIBIT B

                              W. R. GRACE & CO.
                  1997 STOCK PLAN FOR NONEMPLOYEE DIRECTORS

   1. Purposes: The purposes of this Plan are (a) to enable the Company to attract and retain the most highly qualified individuals to serve as Nonemployee Directors, (b) to link the compensation of Nonemployee Directors to the performance of the Common Stock, and (c) to unite the interests of Nonemployee Directors with those of the Company's shareholders.

   2. Definitions: When used in this Plan, the following terms shall have the meanings set forth in this section 2.

   Board of Directors: The Board of Directors of the Company.

   Common Stock: The common stock of the Company, par value $.01 per share, or such other class of shares or other securities or property as may be applicable pursuant to the provisions of section 7.

   Company: W. R. Grace & Co., a Delaware corporation.

   Fair Market Value: (a) The mean between the high and low sales prices of a share of Common Stock in New York Stock Exchange composite transactions for the applicable date, as reported in The Wall Street Journal or another newspaper of general circulation, or, if no sales of shares of Common Stock were reported for such date, for the next preceding date for which such sales were so reported, or (b) the fair market value of a share of Common Stock determined in accordance with any other reasonable method.

   Fee: A fee for attendance by a Nonemployee Director at a meeting of the Board of Directors or a committee thereof.

   issuance (or words of similar import): (a) The issuance of authorized but unissued Common Stock, (b) the transfer of issued Common Stock held by the Company or a Subsidiary, or (c) the delivery of Common Stock purchased for use under this Plan by an agent independent of the Company.

   Nonemployee Director: An individual, not employed by the Company or a Subsidiary, who is serving as a director of the Company.

   Plan: The 1997 Stock Plan for Nonemployee Directors herein set forth, as the same may from time to time be amended.

   Retainer: An annual retainer for service as a Nonemployee Director or for service as the chair of a committee of the Board of Directors.

   service: Service to the Company as a Nonemployee Director. "To serve" has a correlative meaning.

   Service Period: A calendar year (or, in the case of 1997, the period from July 1, 1997 to and including December 31, 1997) in respect of which a Nonemployee Director is to receive a Retainer and/or Fees.

   Subsidiary: A corporation (or other form of business association) of which shares (or other ownership interests) having 50% or more of the voting power regularly entitled to vote for directors (or equivalent management rights) are owned, directly or indirectly, by the Company.

   3. Eligibility and Participation: All Nonemployee Directors are eligible to participate in the Plan. Each Nonemployee Director will participate as described in section 5.

   4. Stock Subject to this Plan:

     (a) Subject to the provisions of paragraphs (b) and (c) of this section 4 and the provisions of section 7, the maximum number of shares of Common Stock that may be issued under this Plan shall be 200,000 shares of Common Stock.

     (b) Authorized but unissued shares of Common Stock and issued shares of Common Stock held by the Company or a Subsidiary, whether acquired specifically for use under this Plan or otherwise, may be used for purposes of this Plan. In addition, shares of outstanding Common Stock purchased by an agent independent of the Company may be used under this Plan, in which case such shares shall be deemed issued under this Plan for purposes of paragraph (a) of this section 4.

      (c) If any shares of Common Stock issued pursuant to this Plan shall, after issuance, be reacquired by the Company or a Subsidiary from the recipient of such Common Stock, or from the estate of such recipient, for any reason, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this section 4 and may be issued pursuant to this Plan.

   5. Use of Common Stock Issued under this Plan: Shares of Common Stock may be issued under this Plan in respect of (a) Fees, (b) Retainers (including Retainers pursuant to the Company's 1996 Stock Retainer Plan for Nonemployee Directors), and/or (c) benefits earned and accrued under the Company's Retirement Plan for Outside Directors (which is being terminated effective July 1, 1997), all on such terms as may be fixed by the Board of Directors from time to time. All shares of Common Stock issued pursuant to this Plan shall be valued at not less than 100% of the Fair Market Value of such shares on the effective date of issuance of such shares, regardless of when such shares are actually issued.

   6. Payment and Deferral of Retainers, Fees and Accrued Retirement Plan
Benefits:

     (a) Except as otherwise expressly set forth in this section 6, (i) a portion of any Retainer or Fee shall be payable in shares of Common Stock, with the balance being payable in cash, all in accordance with determinations made by the Board of Directors from time to time, and (ii) all payments shall be made as promptly as practicable following the conclusion of each Service Period.

     (b) Subject to and in conformity with such procedures as may be approved by the Board of Directors from time to time, a Nonemployee Director may elect to receive in shares of Common Stock all or any portion of any Retainer or Fee that would otherwise be payable in cash.

     (c) Not later than December 31 of the year immediately preceding the Service Period (or, in the case of the Service Period from July 1, 1997 to and including December 31, 1997, not later than June 30, 1997), a Nonemployee Director may elect to defer all or any portion of the Common Stock or the cash payable in respect of any Retainer or Fee, as the case may be, for the next following Service Period. Such election shall be made in writing and, once made, shall be irrevocable.

     (d) (i) Any portion of a Retainer or Fee payable in cash and as to which a deferral election is made shall be payable to the Nonemployee Director or his or her heirs or beneficiaries in a lump sum or in installments (as specified by the Nonemployee Director in accordance with arrangements approved by the Board of Directors) following a date specified by the Nonemployee Director, which date shall in no event be earlier than such Nonemployee Director's termination from service. An interest equivalent on any amount so deferred shall be computed at such rate or rates as may be fixed by the Board of Directors from time to time.

     (ii) Any portion of a Retainer or Fee payable in Common Stock and as to which a deferral election is made shall be payable to the Nonemployee Director or his or her heirs or beneficiaries in a lump sum or in installments (as specified by the Nonemployee Director in accordance with arrangements approved by the Board of Directors) following a date specified by the Nonemployee Director, which date shall in no event be earlier than such Nonemployee Director's termination from service. The Common Stock shall be held in a trust established or to be established by the Company. Dividends paid on such Common Stock will be reinvested in Common Stock. The Nonemployee Director shall have the right to vote the Common Stock held in such trust, as specified in the trust.

     (e) (i) In the event that a Nonemployee Director has accrued benefits under the Company's Retirement Plan for Outside Directors (which Plan is being terminated effective July 1, 1997), such Nonemployee Director shall be entitled to elect, pursuant to such terms as are established by the Board of Directors, to receive the present value of such accrued benefits in the form of deferred cash or deferred Common Stock, or a combination of the two, as the Nonemployee Director shall determine in his sole discretion.

     (ii) Any portion of the present value of such accrued benefits payable in cash on a deferred basis shall be payable to the Nonemployee Director or his or her heirs or beneficiaries in a lump sum or in installments (as specified by the Nonemployee Director in accordance with arrangements approved by the Board of Directors) following a date specified by the Nonemployee Director, which date shall in no event be earlier than such Nonemployee Director's termination from service. An interest equivalent on any amount so deferred shall be computed at such rate or rates as may be fixed by the Board of Directors from time to time.

     (iii) Any portion of the present value of such accrued benefits payable in Common Stock on a deferred basis shall be payable to the Nonemployee Director or his or her heirs or beneficiaries in a lump sum or in installments (as specified by the Nonemployee Director in accordance with arrangements approved by the Board of Directors) following a date specified by the Nonemployee

    Director, which date shall in no event be earlier than such Nonemployee Director's termination from service. The Common Stock shall be held in a trust established or to be established by the Company. Dividends paid on such Common Stock will be reinvested in Common Stock. The Nonemployee Director shall have the right to direct the voting of his or her portion of the Common Stock held in such trust, as specified in the trust.

     (f) The terms of this Plan are intended to insure that the electing Nonemployee Director is not subject to income tax on any cash or Common Stock (including any cash or Common Stock that has been deferred) until such amounts are paid to the Nonemployee Director.

   7. Adjustment Provisions:

     (a) In the event that any reclassification, split-up or consolidation of the Common Stock shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or for shares of the stock or other securities or property of any other corporation or person, or a record date for determination of holders of Common Stock entitled to receive a dividend payable in Common Stock shall occur, the number, class and kind of shares that have not been issued pursuant to this Plan shall be equitably adjusted.

     (b) In the event that any spin-off or other distribution of assets of the Company to its shareholders (including without limitation an extraordinary dividend) shall occur, the number, class and kind of shares that have not been issued pursuant to this Plan shall be equitably adjusted.

   8. Term: This Plan shall be deemed adopted and shall become effective on July 1, 1997, subject to approval of this Plan by the shareholders of the Company. No Common Stock shall be issued under this Plan with respect to any period beginning after June 30, 2007.

   9. General Provisions:

     (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue to serve as a Nonemployee Director or to receive Retainers or Fees.

     (b) No shares of Common Stock shall be issued pursuant to this Plan unless and until all legal requirements applicable to the issuance of such shares have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance, the person or entity acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements.

     (c) No person, individually or as a member of a group, and no beneficiary or other person claiming under or through him or her, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan except as to such shares of Common Stock, if any, as shall have been issued to him or her. No rights to receive shares of Common Stock under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution. The only rights that may exist under this Plan shall be limited to those of an unsecured creditor of the Company.

     (d) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to Nonemployee Directors that the Company now has or may hereafter put into effect.

   10. Amendments and Termination:

     (a) This Plan may be terminated, suspended or amended at any time by the Board of Directors upon the recommendation of its Compensation, Employee Benefits and Stock Incentive Committee; provided, however, that no amendment shall become effective without the approval of the shareholders of the Company to the extent shareholder approval is required by applicable law.

     (b) No termination, suspension or amendment of this Plan shall adversely affect any shares theretofore issued pursuant to this Plan.

GRACE PROXY

For the Annual Meeting of Shareholders of W. R. Grace & Co., to be held at 10:00 a.m. on May 9, 1997, at the Boca Raton Marriott-Boca Center, 5150 Town Center Circle, Boca Raton, Florida.

The undersigned hereby appoints Larry Ellberger, Mary Lou Kromer and Robert
B. Lamm as agents to act and vote on behalf of the undersigned at the Annual Meeting of Shareholders of W. R. Grace & Co., to be held on May 9, 1997, and any adjournments. As more fully described in the Proxy Statement for the meeting, such agents (or their substitutes) are directed to vote as indicated on the reverse side and are authorized to vote in their discretion upon any other business that properly comes before the meeting.

This proxy is solicited by the Board of Directors.

Please mark, date and sign your proxy on the reverse side.

                                                      Please let us know
                                                      whether you plan to
                                                      attend the Annual
                                                      Meeting.
                                                      __ Yes, I plan to attend
                                                      the Annual Meeting.

                                                      __ No, I cannot attend.

                                                      Shareholder
                                                      Questions/Comments ----
                                                      -----------------------
                                                      -----------------------
                                                      -----------------------
                                                      -----------------------
                                                      -----------------------
                                                      -----------------------
                                                      -----------------------
                                                      -----------------------
                                                      -----------------------
                                                      -----------------------
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
            (SOLID TRIANGLE) FOLD AND DETACH HERE (SOLID TRIANGLE)

                                                      PLEASE MARK
                                                      YOUR VOTES AS   X
                                                      INDICATED IN
                                                      THIS EXAMPLE

THE DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1 THROUGH 6.
1. ELECTION OF DIRECTORS           FOR
   FOR ALL NOMINEES LISTED         [ ]
   BELOW (EXCEPT AS
   MARKED TO THE
   CONTRARY BELOW)


 WITHHOLD AUTHORITY      WITHHOLD
 TO VOTE FOR ALL           [ ]
 NOMINEES LISTED
 BELOW

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)
  CLASS II (THREE-YEAR TERM): JOHN F. AKERS, CHRISTOPHER CHENG,
                              VIRGINIA A. KAMSKY, JOHN E. PHIPPS
IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR ALL OF THE NOMINEES LISTED ABOVE AND FOR PROPOSALS 2, 3, 4, 5 AND 6.
PLEASE DATE AND SIGN AND RETURN PROMPTLY.

2. SELECTION OF PRICE WATERHOUSE LLP AS
   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
3. APPROVAL OF 1996 STOCK INCENTIVE PLAN
4. APPROVAL OF LONG-TERM INCENTIVE PROGRAM
5. APPROVAL OF ANNUAL INCENTIVE COMPENSATION
   PROGRAM
                       FOR     AGAINST     ABSTAIN
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6. APPROVAL OF 1997 STOCK PLAN FOR
   NONEMPLOYEE DIRECTORS

Date:                Signature:                      Signature:

Please sign EXACTLY as name or names appear above. When signing on behalf of a corporation, estate, trust or another shareholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.
                                              (See reverse side for comments.)
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